                                                                    EXHIBIT 10.2


================================================================================

                                 $75,000,000.00

                                CREDIT AGREEMENT

                           Dated as of March 31, 1999

                                      Among

                             ADVANCE PARADIGM, INC.

                                  as Borrower,

                    THE BANKS NAMED IN THIS CREDIT AGREEMENT

                                    as Banks,

                      NATIONSBANC MONTGOMERY SECURITIES LLC

                                  as Arranger,

                                       and

                                NATIONSBANK, N.A.

                                    as Agent


================================================================================

                                TABLE OF CONTENTS




                                    ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.     Certain Defined Terms.......................................1
Section 1.02.     Computation of Time Periods................................20
Section 1.03.     Accounting Terms; Changes in GAAP..........................20
Section 1.04.     Types of Advances..........................................20
Section 1.05.     Miscellaneous..............................................20


                                   ARTICLE II
                     THE ADVANCES AND THE LETTERS OF CREDIT

Section 2.01.     The Advances and the Swing Loans...........................21
Section 2.02.     Method of Borrowing........................................22
Section 2.03.     Fees.......................................................26
Section 2.04.     Reduction of the Commitments...............................27
Section 2.05.     Repayment..................................................27
Section 2.06.     Interest...................................................27
Section 2.07.     Prepayments................................................28
Section 2.08.     Breakage Costs.............................................30
Section 2.09.     Increased Costs and Reduced Return.........................30
Section 2.10.     Payments and Computations..................................33
Section 2.11.     Taxes......................................................34
Section 2.12.     Sharing of Payments, Etc...................................36
Section 2.13.     Letters of Credit..........................................37


                                   ARTICLE III
                             CONDITIONS OF LENDING

Section 3.01.     Conditions Precedent to Initial Borrowing..................40
Section 3.02.     Conditions Precedent to all Borrowings.....................42
Section 3.03.     Determinations Under Sections 3.01 and 3.02................43


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

Section 4.01.     Corporate Existence; Subsidiaries..........................43
Section 4.02.     Corporate Power............................................44
Section 4.03.     Authorization and Approvals................................44
Section 4.04.     Enforceable Obligations....................................44
Section 4.05.     Financial Statements.......................................45
Section 4.06.     Ownership and Liens........................................45
Section 4.07.     True and Complete Disclosure...............................45

Section 4.08.     Litigation.................................................45
Section 4.09.     Use of Proceeds............................................46
Section 4.10.     Investment Company Act.....................................46
Section 4.11.     Public Utility Holding Company Act.........................46
Section 4.12.     Taxes......................................................46
Section 4.14.     Insurance..................................................47
Section 4.15.     No Burdensome Restrictions; No Defaults....................47
Section 4.16.     Environmental Condition....................................47
Section 4.17.     Permits, Licenses, etc.....................................48
Section 4.18.     Security Interests.........................................48
Section 4.19.     Compliance with Laws, Material Agreements. ................48
Section 4.20.     Year 2000..................................................49
Section 4.21.     Regulatory Matters.........................................49
Section 4.22.     Net Worth..................................................50


                                    ARTICLE V
                             AFFIRMATIVE COVENANTS

Section 5.01.     Compliance with Laws, Material Agreements, Etc.............50
Section 5.02.     Maintenance of Insurance...................................51
Section 5.03.     Preservation of Corporate Existence, Etc...................51
Section 5.04.     Payment of Taxes, Etc......................................51
Section 5.05.     Visitation Rights; Environmental Inspections...............52
Section 5.06.     Reporting Requirements.....................................52
Section 5.07.     Maintenance of Property....................................55
Section 5.08.     New Subsidiaries...........................................55
Section 5.09.     Security...................................................55
Section 5.09.     Books and Records..........................................55


                                   ARTICLE VI
                               NEGATIVE COVENANTS

Section 6.01.     Debt.......................................................56
Section 6.02.     Liens, Etc.................................................56
Section 6.03.     Restricted Payments........................................56
Section 6.04.     Agreements Restricting Liens and Distributions.............56
Section 6.05.     Merger or Consolidation; Asset Sales.......................56
Section 6.06.     Permitted Investments......................................57
Section 6.07.     Affiliate Transactions.....................................57
Section 6.08.     Compliance with ERISA......................................57
Section 6.09.     Maintenance of Ownership of Subsidiaries...................57
Section 6.10.     Fixed Coverage Ratio.......................................58
Section 6.11.     Leverage Ratio.............................................58
Section 6.12.     Minimum Net Worth..........................................58
Section 6.13.     Capital Expenditures.......................................58

                                   ARTICLE VII
                              DEFAULT AND REMEDIES

Section 7.01.     Events of Default..........................................58
Section 7.02.     Optional Acceleration of Maturity..........................61
Section 7.03.     Automatic Acceleration of Maturity.........................61
Section 7.04.     Cash Collateral Account....................................62
Section 7.05.     Non-exclusivity of Remedies................................62
Section 7.06.     Right of Set-off...........................................63
Section 7.07.     Application of Payments....................................63


                                  ARTICLE VIII
                         THE AGENT AND THE ISSUING BANK

Section 8.01.     Appointment, Powers, and Immunities........................63
Section 8.02.     Reliance by Agent..........................................64
Section 8.03.     Defaults...................................................64
Section 8.04.     Rights as Bank.............................................64
Section 8.05.     Indemnification............................................65
Section 8.06.     Non-Reliance on Agent and Other Banks......................65
Section 8.07.     Resignation of Agent and Issuing Bank......................66


                                   ARTICLE IX
                                 MISCELLANEOUS

Section 9.01.     Amendments, Etc............................................66
Section 9.02.     Notices, Etc...............................................67
Section 9.03.     No Waiver; Remedies........................................67
Section 9.04.     Costs and Expenses.........................................67
Section 9.05.     Binding Effect.............................................68
Section 9.06.     Bank Assignments and Participations........................68
Section 9.07.     INDEMNIFICATION............................................70
Section 9.08.     Confidentiality............................................71
Section 9.09.     Execution in Counterparts..................................71
Section 9.10.     Survival of Representations, etc...........................71
Section 9.11.     Severability...............................................71
Section 9.12.     Business Loans.............................................71
Section 9.13.     Usury Not Intended.........................................72
Section 9.14.     Governing Law..............................................72
Section 9.15.     Waiver of Jury.............................................72

EXHIBITS:

Exhibit A         -        Form of Assignment and Acceptance
Exhibit B         -        Form of Guaranty
Exhibit C         -        Form of Note
Exhibit D         -        Form of Notice of Borrowing
Exhibit E         -        Form of Notice of Conversion or Continuation
Exhibit F         -        Form of Notice of Swing Loan Request or Prepayment
Exhibit G         -        Form of NationsBank Letter of Credit Application
Exhibit H         -        Form of Compliance Certificate
Exhibit I         -        Form of Acquisition Consent Request
Exhibit J         -        Form of Pledge Agreement
Exhibit K         -        Form of Swing Note

SCHEDULES:

Schedule 1.01(a)  -        Notice Information
Schedule 1.01(b)  -        Permitted Debt
Schedule 1.01(c)  -        Permitted Investments
Schedule 1.01(d)  -        Permitted Liens
Schedule 4.01     -        Subsidiaries

                                CREDIT AGREEMENT


         This Credit Agreement dated as of March 31, 1999 is among Advance Paradigm, Inc., a Delaware corporation ("Borrower"), the Banks (as defined below), and NationsBank, N.A., as Agent for the Banks.

         The Borrower, the Banks, and the Agent agree as follows:


                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         Section 1.01. Certain Defined Terms. As used in this Agreement, the term "Borrower" shall have the meaning set forth above and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Acceptable Security Interest" means a security interest which (a) exists in favor of the Agent for its benefit and the ratable benefit of the Banks, (b) is superior to all other security interests (other than the Liens permitted under clauses (b), (c), (d), (e), (f), (g), (k), (l), and (m) of the definition of "Permitted Liens"), (c) secures the Credit Obligations, and (d) is perfected and enforceable against the Credit Party which created such security interest.

         "Acquired Business" means the stock and assets to be acquired under the terms of the Purchase Agreement.

         "Adjusted Eurodollar Rate" means, for any Eurodollar Rate Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Rate for such Eurodollar Rate Advance for such Interest Period by (b) 1 minus the Eurodollar Rate Reserve Percentage for such Eurodollar Rate Advance for such Interest Period.

         "Advance" means any advance by a Bank to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance.

         "Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract or otherwise.

         "Agent" means NationsBank, N.A. in its capacity as an agent pursuant to
Article VIII and any successor agent pursuant to Section 8.07.

         "Agreement" means this Credit Agreement dated as of March 31, 1999 among the Borrower, the Banks, and the Agent, as it may be amended, modified, or supplemented from time to time.

         "Applicable Lending Office" means, for each Bank and for each Type of Advance, the "Lending Office" of such Bank (or of an affiliate of such Bank) designated for such Type of Advance on Schedule 1.01(a) or such other office of such Bank (or an affiliate of such Bank) as such Bank may from time to time specify to the Agent and the Borrower by written notice in accordance with the terms of this Agreement as the office by which its Advances of such Type are to be made and maintained.

         "Applicable Margin" means, at any time with respect to any Advance or the commitment fee, the following percentages determined as a function of the Leverage Ratio as determined below:

==================================================================================================================
                                  LEVEL I              LEVEL II              LEVEL III              LEVEL IV
                               Ratio greater       Ratio less than        Ratio less than     Ratio less than 1.50
                              than or equal to    2.50, but greater      2.00, but greater
                                   2.50            than or equal to    than or equal to 1.50
                                                         2.00
==================================================================================================================
 Eurodollar Rate Advance           2.50%                2.125%                 1.75%                 1.375%
------------------------------------------------------------------------------------------------------------------
    Base Rate Advance              1.50%                1.125%                 0.75%                 0.375%
------------------------------------------------------------------------------------------------------------------
      Commitment Fee               0.50%                0.45%                  0.40%                  0.35%
==================================================================================================================

For purposes of determining the foregoing, the Leverage Ratio (a) shall be deemed to be Level III from the Effective Date until the delivery of the financial statements pursuant to Section 5.06(b) for the fiscal quarter ending on June 30, 1999 and (b) shall thereafter be determined from the financial statements of the Borrower and its Subsidiaries most recently delivered pursuant to Sections 5.06(b) and (c). Any change in the Applicable Margin on or after delivery of the financial statements for the fiscal quarter ending after June 30, 1999 shall be effective upon the date of delivery of the financial statements pursuant to Sections 5.06(b) and (c). If the Borrower fails to deliver such financial statements within the times specified in Sections 5.06(b) or (c), the Leverage Ratio shall be deemed to be Level I until the Borrower delivers such financial statements to the Agent and the Banks.

         "Arranger" means NationsBanc Montgomery Securities LLC.

         "Assignment and Acceptance" means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Agent, in substantially the form of the attached Exhibit A.

         "Banks" means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 9.06.

         "Base Rate" means, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus .5% and (b) the Prime Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

         "Base Rate Advance" means an Advance which bears interest as provided in Section 2.06(a).

         "Borrowing" means a borrowing consisting of simultaneous Advances of the same Type made by each Bank pursuant to Section 2.01(a) or Converted by each Bank to Advances of a different Type pursuant to Section 2.02(b).

         "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and Charlotte, North Carolina and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on by banks in the London interbank market.

         "Capital Expenditures" means, for any period, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of Capital Leases incurred during such period which are capitalized on the balance sheet of the Borrower) of the Borrower during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant or equipment or similar fixed asset accounts reflected in the consolidated balance sheet of the Borrower.

         "Capital Leases" means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

         "Cash Collateral Account" means a special interest bearing cash collateral account containing cash deposited pursuant to Section 7.02(b) or 7.03(b) to be maintained at the Agent's office in accordance with Section 7.04.

         "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 12 U.S.C. ss. 9601 et seq., as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

         "Change in Control" means (a) the direct or indirect acquisition after the Effective Date by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act), or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act) other than a Permitted Holder (as defined below), of (i) beneficial ownership of issued and outstanding shares of voting stock of the Borrower, the result of which acquisition is that such person or such group possesses in excess of 30% of the combined voting power of all then-issued and outstanding voting stock of the Borrower, or (ii) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors of the Borrower or (b) during any period of 12 consecutive months, beginning with and after the Effective Date, individuals who at the beginning of such 12-month period were directors of the Borrower (together with new directors elected by, or nominated for election by, such directors or directors elected under this parenthetical clause) shall cease for any reason to constitute a majority of the board of directors of the Borrower at any time during such period. A "Permitted Holder" is (a) David D. or Jon S. Halbert, (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding 80% or more controlling interest of which consist of either or both of the individuals listed in the foregoing clause (a), and (c) any Person related by lineal or collateral consanguinity to either such individual or to the spouse of either such individual (adopted persons shall be considered the natural born child of their adoptive parents; lineal consanguinity is that relationship that exists between persons of whom one is descended or ascended in a direct line from the other, as between son, father, and grandfather and collateral consanguinity is that relationship that exists between persons who have the same ancestors, but who do not descend or ascend from the other, as between uncle and nephew, siblings, or cousin and cousin), in each case to whom such individual has transferred capital stock of the Borrower.

         "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

         "Collateral" means the "Collateral" as defined in the Pledge
Agreements.

         "Commitment" has the meaning set forth in Section 2.01(a).

         "Control Percentage" means, with respect to any Person, the percentage of the outstanding capital stock or other ownership interests of such Person having ordinary voting power which gives the direct or indirect holder of such stock or interests the power to elect a majority of the Board of Directors or similar governing body of such Person.

         "Controlled Group" means all members of a controlled group of corporations and all trades (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under
Section 414 of the Code.

         "Continue", "Continuation", and "Continued" shall refer to the continuation pursuant to Section 2.02(b) of Advances of one Type as Advances of the same Type from one Interest Period to the next Interest Period.

         "Convert", "Conversion", and "Converted" shall refer to a conversion pursuant to Section 2.02(b) of one Type of Advance into another Type of Advance.

         "Credit Documents" means this Agreement, the Notes, the Swing Note, the Guaranties, the Notices of Borrowing, the Notices of Conversion, the Letters of Credit, the Letter of Credit Applications, any Derivatives with a Bank, the Security Documents, and each other agreement, instrument, or document executed by the Borrower or any of its Subsidiaries at any time in connection with this Agreement.

         "Credit Obligations" means all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by the Credit Parties to the Banks and the Agent under this Agreement and the other Credit Documents and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

         "Credit Parties" means the Borrower and each of its Subsidiaries.

         "Debt," for any Person, means without duplication:

         (a) obligations of such Person for borrowed money;

         (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

         (c) obligations of such Person to pay the deferred purchase price of property or services other than obligations in the form of accounts payable incurred in the ordinary course of business to trade creditors for goods or services and current operating liabilities (other than for borrowed money) which in both cases are either (i) not more than 90 days past due or (ii) contested in good faith and by appropriate proceedings;

         (d) obligations of such Person as lessee under Capital Leases;

         (e) obligations of such Person under forward sales arrangements, calls, options, swaps, collars, caps, or other similar transactions, including any obligations to purchase or sell any commodity or security at a future date for a specific price, entered into to protect such Person from fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices, and securities prices;

         (f) obligations of such Person in respect of letters of credit and agreements relating to the issuance of letters of credit;

         (g) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness of others of the kinds referred to in clauses (a) through (f) above;

         (h) indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) secured by any Lien on or in respect of any Property of such Person to the extent of the fair market value of such Property; and

         (i) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

         "Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "Derivative" means (a) any foreign exchange transaction between the Borrower or any of its Subsidiaries and a Bank and (b) any interest hedge, rate swap, or cap, or similar arrangement between the Borrower or any of its Subsidiaries and a Bank providing for the exchange of interest obligations or the cap of the interest rate on the Advances.

         "Dollar Equivalent" means the equivalent in another currency of an amount in Dollars to be determined by reference to the rate of exchange quoted by NationsBank, N.A., at 10:00 a.m. (Charlotte, North Carolina time) on the date of determination, for the spot purchase in the foreign exchange market of such amount of Dollars with such other currency.

         "Dollars" and "$" means lawful money of the United States of America.

         "EBITDA" means, for any period, (a) Net Income for such period plus (b) to the extent deducted in determining Net Income, Interest Expense, taxes, and depreciation and amortization.

         "Effective Date" means the date on which the initial Advance is made under this Agreement.

         "Eligible Assignee" means (a) a Bank, (b) an Affiliate of a Bank, and
(c) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.06, the Borrower, such approval not to be unreasonably withheld or delayed by the Agent or the Borrower and such approval to be deemed given by the Borrower if no objection is received by the assigning Bank and the Agent from the Borrower within three Business Days after notice of such proposed assignment has been provided by the assigning Bank to the Borrower; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee nor a financial institution which on the date its assignment becomes effective would be entitled to compensation under Section 2.11.

         "Environment" or "Environmental" shall have the meanings set forth in 42 U.S.C. Section 9601(8).

         "Environmental Claim" means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation which seeks to impose liability under any Environmental Law.

         "Environmental Law" means all Legal Requirements arising from, relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA and Legal Requirements relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, remediation, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) manufacture, handling, generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation of hazardous or toxic materials, substances or wastes; (c) exposure to pollutants, contaminants, or hazardous or toxic substances, materials or wastes; or (d) the safety or health of employees.

         "Environmental Permit" means any permit, license, order, approval or other authorization under Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "Eurodollar Rate" means, for any Eurodollar Rate Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Eurodollar Rate" means, for any Eurodollar Rate Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

         "Eurodollar Rate Advance" means an Advance which bears interest at rates based upon the Adjusted Eurodollar Rate as provided in Section 2.06(b).

         "Eurodollar Rate Reserve Percentage" means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against in the case of Eurodollar Rate Advances, "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Eurodollar Rate Reserve Percentage shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined or (b) any category of extensions of credit or other assets which include Eurodollar Rate Advances. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Rate Reserve Percentage.

         "Events of Default" has the meaning set forth in Section 7.01.

         "Expiration Date" means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

         "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent (in its individual capacity) on such day on such transactions as determined by the Agent.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.

         "Financial Statements" means the balance sheet and related statements of operations, cash flow, and stockholders' equity dated March 31, 1998 referred to in Section 4.05(a), copies of which have been delivered to the Agent and the Banks.

         "Fixed Charges" means, for any period, the sum of Interest Expense and Lease Expense for such period.

         "Fund," "Trust Fund," or "Superfund" means the Hazardous Substance Response Trust Fund, established pursuant to 42 U.S.C. Section 9631 (1988) and the Post-closure Liability Trust Fund, established pursuant to 42 U.S.C. Section 9641 (1988), which statutory provisions have been amended or repealed by the Superfund Amendments and Reauthorization Act of 1986, and the "Fund," "Trust Fund," or "Superfund" that are now maintained pursuant to Section 9507 of the Code.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

         "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over any Bank, the Borrower, or the Borrower's Subsidiaries or any of their respective Properties.

         "Governmental Proceedings" means any action or proceedings by or before any Governmental Authority, including, without limitation, the promulgation, enactment or entry of any Legal Requirement.

         "Guarantor" means each Subsidiary of the Borrower that has entered into a Guaranty, and "Guarantors" means such Persons collectively.

         "Guaranty" means (a) the Guaranty by the Subsidiaries of the Borrower for the benefit of the Agent and the Banks dated as of the date of this Agreement and (b) any Guaranty made after the date of this Agreement pursuant to
Section 5.08, each in substantially the form of the attached Exhibit B, as each may be amended, modified, or supplemented from time to time.

         "Hazardous Substance" or "Hazardous Waste" means any substance, material, contaminant, or waste that is regulated by any Governmental Authority and any material that is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "toxic waste," or "toxic pollutant" under any Environmental Law.

         "Interest Expense" means, for any period, total interest expense for the Borrower and its Subsidiaries, whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases), including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Derivatives, all as determined in conformity with GAAP.

         "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Base Rate Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may, upon notice received by the Agent not later than 11:00 a.m. (Charlotte, North Carolina time) on, the third Business Day prior to the first day of such Interest Period select; provided, however, that:

         (a) the Borrower may not select any Interest Period for any Advance which ends after the Maturity Date;

         (b) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

         (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

         (d) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

         "Issuing Bank" means NationsBank and any successor issuing bank pursuant to Section 8.07.

         "Lease Expense" means, for any period, all amounts payable by the Borrower and its Subsidiaries during such period under any lease, sublease, or other instrument (other than a Capital Lease) pursuant to which the Borrower or any of its Subsidiaries is entitled to use any Property of another Person, all as determined in accordance with GAAP.

         "Legal Requirement" means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U and X.

         "Letter of Credit" means, individually, any letter of credit issued by the Issuing Bank which is subject to this Agreement, and "Letters of Credit" means all such letters of credit collectively.

         "Letter of Credit Documents" means, with respect to any Letter of Credit, such Letter of Credit and any agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.

         "Letter of Credit Exposure" means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time and
(b) the aggregate unpaid amount of all Reimbursement Obligations at such time.

         "Leverage Ratio" means, as of the last day of any fiscal quarter, the ratio of the Borrower's (a) Debt as of such day to (b) EBITDA for the four fiscal quarter period ending on such day, except that, for the fiscal quarters ending June 30, 1999, September 30, 1999, and December 31, 1999, EBITDA shall be determined by annualizing EBITDA for the one, two and three fiscal quarter period, respectively, ending on such dates.

         "Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement).

         "Liquid Investments" means:

         (a) securities issued or directly and fully guaranteed or insured by the United States;

         (b) bankers acceptances or time deposits and certificates of deposit with maturities of not more than 180 days from the date of acquisition thereof and demand deposits ("bank debt securities"), which are either issued by (i) any Bank or (ii) any other bank or trust company which has a combined capital surplus and undivided profit of not less than $500,000,000.00 or the Dollar Equivalent thereof, if at the time of deposit or purchase, such bank debt securities are rated not less than "A" (or the then equivalent) by S&P or Moody's;

         (c) commercial paper with maturities of not more than 180 days from the date of acquisition thereof issued by (i) any Bank or (ii) any other Person if at the time of purchase such commercial paper is rated not less than "A-2" (or the then equivalent) by S&P or not less than "P-2" (or the then equivalent) by Moody's;

         (d) repurchase or reverse purchase agreements relating to investments described in clauses (a), (b) and (c) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $500,000,000.00 or the Dollar Equivalent thereof, if at the time of entering into such agreement the debt securities of such Person are rated not less than "A" (or the then equivalent) by S&P or of Moody's;

         (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); and

         (f) such other instruments (within the meaning of Article 9 of the Texas Business and Commerce Code) as the Borrower may request and the Agent may approve in writing, which approval will not be unreasonably withheld.

All the Liquid Investments described in clauses (a) through (f) above shall have maturities of not more than 397 days from the date of issue.

         "Majority Banks" means, at any time, Banks holding 66-2/3% or more of the then aggregate unpaid principal amount of the Advances owed to the Banks and the Letter of Credit Exposure of the Banks at such time, or, if no such principal amount and Letter of Credit Exposure is then outstanding, Banks having 66-2/3% or more of the aggregate amount of the Commitments at such time.

         "Material Adverse Change" means (a) a material adverse change in the business, financial condition, or results of operations of the Credit Parties, taken as a whole, since the date of the Financial Statements or (b) a material adverse effect (i) on the Borrower's ability to perform its monetary obligations, negative covenants, or material other obligations under any of the Credit Documents; (ii) on the ability of the other Credit Parties, taken as a whole, to perform their monetary obligations, negative covenants, or material other obligations under the Credit Documents; or (iii) on the business, financial condition, or results of operations of the Credit Parties, taken as a whole.

         "Material Agreements" means (a) the Purchase Agreement, (b) all indentures and other loan or credit agreements to which any of the Credit Parties is a party, and (c) any other agreement for the purchase or sale of goods or services under which the amount payable to or by the Credit Parties, taken as a whole, exceeds 5% of the Borrower's consolidated gross revenue for the prior fiscal year.

         "Maturity Date" means the earlier of (a) April 2, 2002 and (b) the earlier termination in whole of the Commitments pursuant to Section 2.04 or
Article VII.

         "Maximum Rate" means the maximum nonusurious interest rate under applicable law.

         "Moody's" means Moody's Investors Service, Inc., or any successor to its business.

         "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

         "NationsBank" means NationsBank, N.A. and its successors.

         "Net Cash Proceeds" means:

         (a) with respect to any sale, transfer, or other disposition of any of the Property of any Credit Party (including the sale or transfer of stock or other equity interest by such Credit Party and property insurance proceeds), all cash and Liquid Investments received by any Credit Party from such sale, transfer, or other disposition after, without duplication, (i) payment of, or provision for, all brokerage commissions, legal fees, accounting fees, and other reasonable out-of-pocket fees and expenses actually incurred; (ii) payment of, or provision for, taxes payable as a result of such disposition, (iii) payment of any outstanding obligations relating to such Property paid in connection with any such sale, transfer, or other disposition; and (iv) recording of the amount of reserves required in accordance with GAAP for indemnity or similar obligations of the Credit Parties directly related to such sale, transfer, or other disposition and

         (b) with respect to the issuance of any debt securities, all cash received by the Borrower or any of its Subsidiaries from the issuance of such debt securities after payment of or deduction for (i) all underwriter's or placement agent's discounts and fees and (ii) reasonable legal, accounting, and other fees and expenses of the Borrower or such Subsidiary incurred in connection with the issuance of any such debt securities.

         "Net Income" means, for any period, the Borrower's net income for such period, as determined in accordance with GAAP.

         "Net Worth" means, at any date for any Person that is a corporation, the sum of (a) the par value (or value stated on the books of such Person) of the capital stock of all classes of such Person, (b) the additional paid-in capital of such Person, and (c) the amount of the retained earnings of such Person, all determined in accordance with GAAP, excluding, however, the value of any redeemable preferred stock or similar capital stock and any treasury stock of such Person.

         "Nonordinary Course Asset Sales" means, any sales, conveyances, or other transfers made by the Borrower or any of its Subsidiaries (a) of any division of the Borrower or any of its Subsidiaries, (b) of the capital stock of a Subsidiary of the Borrower by the Borrower or any of its Subsidiaries, or (c) outside the ordinary course of business, of assets in a transaction or related series of transactions in which the aggregate consideration (whether cash, securities, other Property or assumption of Debt) exceeds $1,000,000.00.

         "Note" means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of the attached Exhibit C, evidencing indebtedness of the Borrower to such Bank resulting from Advances owing to such Bank.

         "Notice of Borrowing" means a notice of borrowing in the form of the attached Exhibit D signed by the chief executive officer, chief financial officer, or controller of the Borrower.

         "Notice of Conversion or Continuation" means a notice of conversion or continuation in the form of the attached Exhibit E signed by the chief executive officer, chief financial officer, or controller of the Borrower.

         "Notice of Swing Loan Request or Prepayment" means a notice of swing loan request or prepayment in the form of the attached Exhibit F signed by the chief executive officer, chief financial officer, or controller the Borrower.

         "Obligations" means all Advances, Swing Loans, Reimbursement Obligations, and other amounts payable by the Borrower to the Agent, or the Banks under the Credit Documents.

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Permitted Acquisition" means:

         (a) the acquisition of the Acquired Business;

         (b) the acquisition of business assets, stock, partnership interests, joint venture interests, or other equity interests by any Credit Party from another Person (other than investments permitted under clause (i) of the definition of "Permitted Investments"):

               (i) made in substantially the same or complementary lines of business of the Borrower and which does not violate any other provision of this Agreement;

              (ii) for which (a) the aggregate cash consideration paid for such acquisition and all other acquisitions made after the date of this Agreement during the four quarter period in which such acquisition occurs plus (B) the aggregate principal amount of Debt assumed or acquired in connection with such acquisition and all other acquisitions made after the date of this Agreement during such period does not exceed $20,000,000.00;

             (iii) which, at the time of such acquisition, no Default has occurred and is continuing or would occur upon the consummation of such acquisition;

              (iv) for which, if such acquisition or a related series of acquisitions had an aggregate purchase price (whether in cash, Property, assumption of Debt, or issuance of equity) of $5,000,000.00 or more, the Agent shall have received (a) a completed and duly executed compliance certificate in the form of the attached Exhibit H demonstrating pro forma financial covenant compliance, including adjustments to the Borrower's EBITDA for such acquired business, for the four quarters ending immediately preceding the date of such acquisition; (B) if available, reviewed or audited financial statements for the business acquired for at least the three fiscal years preceding the date of the acquisition; and (C) copies of the internal financial analysis of the acquired business completed by the Borrower and other financial due diligence reviewed by the Borrower; and

               (v) for which the aggregate consideration paid (whether in cash, Property, assumption of Debt, or issuance of equity) for such acquisition and all other acquisitions made after the date of this Agreement during the four fiscal quarter period in which such acquisition occurs does not exceed $35,000,000.00; and

      (c) the acquisition of business assets, stock, partnership interests, joint venture interests, or other equity interests by any Credit Party from another Person for which the Majority Banks shall have consented in writing after receipt of a completed request for consent in the form of the attached
Exhibit I including the information contemplated under clause (b)(iv) of this definition.

To determine the value of capital stock or Property other than cash used as consideration, the value of the Borrower's capital stock shall be based on the closing price on the Business Day before the date of the public announcement of the acquisition and the value of such other Property shall be the fair market value as determined by the Borrower's board of directors in good faith.

         "Permitted Debt" means all of the following Debt:

         (a) Debt of the Credit Parties under the Credit Documents;

         (b) Debt listed in Schedule 1.01(b) and any rearrangements, extensions, or refinancings thereof on terms and for amounts substantially similar to the terms and amounts existing as of the date of this Agreement;

         (c) intercompany Debt incurred in the ordinary course of business owed
(i) by any wholly-owned Subsidiary of the Borrower to the Borrower; (ii) by the Borrower to any of its wholly-owned Subsidiaries; and (iii) by any wholly-owned Subsidiary of the Borrower to another wholly-owned Subsidiary of the Borrower;

         (d) purchase money indebtedness, any obligations under Capital Leases, and any Debt used to finance any Credit Party's owned or leased real estate (including any rearrangements, extensions, or refinancing thereof), in each case incurred or assumed after the Effective Date in an aggregate principal amount outstanding at any time not to exceed $5,000,000.00; provided that the Borrower may not enter into additional indebtedness of the type described in this clause
(d) (other than rearrangements, extensions, or refinancings thereof) if a Default is continuing or entering into the additional indebtedness would reasonably be expected to cause a Default;

         (e) Debt under a Derivative so long as such Derivative is a bona fide hedging activity (and is not for speculative purposes) and is in the ordinary course of business;

         (f) contingent obligations of any Credit Party as a guarantor of the obligations of another Credit Party so long as such primary obligation is otherwise permitted or not prohibited hereunder;

         (g) Debt with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the judgments that do not result in an Event of Default, provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds and customs bonds permitted by this clause shall not at any time exceed $2,000,000.00; and

         (h) Debt of the Credit Parties not otherwise permitted by this Agreement in an aggregate principal amount at any time outstanding not exceeding $3,000,000.00.

         "Permitted Investments" means:

         (a) investments in the form of trade credit to customers of the Credit Parties arising in the ordinary course of business and represented by accounts from such customers;

         (b) Liquid Investments;

         (c) investments listed in Schedule 1.01(c);

         (d) Permitted Acquisitions;

         (e) contributions, loans, or advances to, or investments in (i) a wholly-owned Subsidiary of the Borrower, including investments in connection with the creation of any such Subsidiary or (ii) the Borrower (including in each case those made before the date of this Agreement), other than transfers of assets constituting more than 30% of the net book value of the Borrower's tangible assets on the date of this Agreement;

         (f) loans and advances by the Credit Parties to employees, officers and directors of the Credit Parties in connection with relocations, purchases by such employees of Borrower common stock or options or similar rights to purchase Borrower common stock and other ordinary course of business purposes (including travel and entertainment expenses) in an aggregate amount outstanding at any time not to exceed $500,000.00;

         (g) promissory notes and other noncash consideration received by the Credit Parties in connection with any asset sale permitted hereunder, with the bankruptcy or reorganization of suppliers and customers, or with the settlement of delinquent obligations of, and disputes with, customers and suppliers arising in the ordinary course of business;

         (h) advances in the form of a prepayment of up to 90 days of expenses, so long as such expenses were incurred in the ordinary course of business and are being paid in accordance with customary trade terms of the Borrower or any of its Subsidiaries;

         (i) loans, advances or investments in or acquisition of business assets, stock, partnership interests, joint venture interests, or other equity interests in an online internet venture in an aggregate amount not to exceed $10,000,000.00 outstanding at any time so long as neither the Borrower nor any of its Subsidiaries shall have guaranteed any obligations of such venture, shall be a general partner in such venture, or shall otherwise have personal liability for any obligations of such venture and Borrower and its Subsidiaries' interest in such venture is pledged to the Agent for the benefit of the Banks as required by Section 5.08;

         (j) in addition to investments permitted by this Agreement, loans, advances and investments to or in a Person in an aggregate amount for all loans, advances and investments made pursuant to this clause not to exceed $1,000,000.00 in the aggregate outstanding at any time; and

         (k) such other investments as the Agent may approve in writing.

         "Permitted Liens" means all of the following Liens:

         (a) Liens securing the Credit Obligations;

         (b) Liens disclosed to the Banks in Schedule 1.01(d) securing the Debt described in part (b) of the definition of Permitted Debt;

         (c) Liens imposed by law or contract, such as landlord's, materialmen's, mechanics', carriers', workmen's and repairmen's liens, and other similar liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days;

         (d) Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

         (e) Liens for taxes, assessment, or other governmental charges which are not yet delinquent or which are being actively contested in good faith by appropriate proceedings;

         (f) Liens securing purchase money debt, Capital Leases, or real estate Debt permitted under clause (d) of the definition of Permitted Debt, provided that each such Lien encumbers only the property purchased, leased, owned, or financed in connection with the creation of any such purchase money debt, Capital Lease, or real estate Debt, additions and accessions thereto, improvements thereof and proceeds of any of the foregoing;

         (g) Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default;

         (h) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

         (i) easements, rights-of-way, restrictions, minor defects or irregularities in title, encroachments and other similar charges or encumbrances, in each case not securing Debt and not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

         (j) Liens arising from precautionary UCC financing statements regarding operating leases;

         (k) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

         (l) additional Liens incurred by the Credit Parties so long as the value of the property subject to such Liens, and the Debt and other obligations secured thereby, does not exceed $3,000,000.00 outstanding at any time; and

         (m) Liens arising out of the Permitted Debt contemplated by clause (g) of the definition of "Permitted Debt."

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

         "Plan" means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

         "Pledge Agreements" means the Pledge Agreements made by the Borrower and, if applicable, its Subsidiaries in substantially the same form as the attached Exhibit J, as the same may be amended, supplemented, and otherwise modified from time to time.

         "Prime Rate" means the per annum rate of interest established from time to time by NationsBank as its prime rate, which rate may not be the lowest rate of interest charged by NationsBank to its customers.

         "Property" of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

         "Pro Rata Share" means, at any time with respect to any Bank, either
(a) the ratio (expressed as a percentage) of such Bank's Commitments at such time to the aggregate Commitments at such time, (b) if the Commitments have been terminated, the ratio (expressed as a percentage) of such Bank's aggregate outstanding Advances and Letter of Credit Exposure at such time to the aggregate outstanding Advances and Letter of Credit Exposure of all the Banks at such time, or (c) if no Advances are then outstanding and no Commitments then in effect, the ratio (expressed as a percentage) of the aggregate principal amount of such Bank's Advances when most recently outstanding to the aggregate principal amount of all Advances when most recently outstanding.

         "Purchase Agreement" means the Purchase Agreement dated as of February 26, 1999 among the Borrower and Foundation Health Systems, Inc. ("FHS"), Foundation Health Pharmaceutical Services, Inc. ("FHPS"), Foundation Health Corporation, and Integrated Pharmaceutical Services, Inc. ("IPS"), pursuant to which the Borrower will acquire (a) all of the outstanding capital stock of FHPS from FHS and (b) certain assets of IPS from IPS.

         "Register" has the meaning set forth in Section 9.06(b).

         "Regulations T, U, and X" means Regulation T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

         "Reimbursement Obligations" means all of the obligations of the Borrower set forth in paragraph (c) of Section 2.13.

         "Release" shall have the meaning set forth in 42 U.S.C. Section 9601(22) or under any other Environmental Law.

         "Response" shall have the meaning set forth in 42 U.S.C. Section 9601(25) or under any other Environmental Law.

         "Responsible Officer" means the chief executive officer, president, the chief financial officer, any senior or executive vice president, the controller, the treasurer, or any secretary of any Person.

         "Restricted Payment" means the making by any Person of (a) any dividends or other distributions (in cash, property, or otherwise) on, or any payment for the purchase, redemption or other acquisition of, any shares of any capital stock of such Person, other than dividends, distributions, and other payments payable by the issuance of such Person's stock and (b) any voluntary prepayment of principal or interest (in cash, property or otherwise) on any Debt (other than the Obligations or Capital Leases or made in common stock of the Borrower).

         "Security Documents" means, collectively, the Pledge Agreements and any and all other instruments, documents or agreements now or hereafter executed by the Borrower or any other Person to secure the Credit Obligations.

         "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., or any successor to its business.

         "Subsidiary" of a Person means any corporation or other entity of which
(a) more than 50% of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time capital stock or other ownership interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, and (b) the financial information of such corporation or other entity is required to be consolidated with the financial information of such Person in accordance with GAAP.

         "Swing Loan" has the meaning set forth in Section 2.01(b).

         "Swing Note" means a promissory note of the Borrower payable to the order of the Agent in substantially the form of the attached Exhibit K, evidencing indebtedness of the Borrower to the Agent from Swing Loans owing to the Agent.

         "Termination Event" means (a) the occurrence of a Reportable Event with respect to a Plan, as described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the giving of a notice of intent to terminate a Plan under Section 4041(c) of ERISA,
(d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

         "Type" has the meaning set forth in Section 1.04.

         Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

         Section 1.03.     Accounting Terms; Changes in GAAP.

         (a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements (except for changes to which the Borrower's independent public accountants take no exception).

         (b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.01 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the Financial Statements (except for changes in the principles of consolidation to which the Borrower's independent public accountants take no exception).

         Section 1.04. Types of Advances. Advances are distinguished by "Type". The "Type" of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Base Rate Advance, each of which constitutes a Type.

         Section 1.05. Miscellaneous. Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.

                                   ARTICLE II

                     THE ADVANCES AND THE LETTERS OF CREDIT

         Section 2.01.     The Advances and the Swing Loans.

         (a) The Advances. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Maturity Date in an aggregate amount not to exceed at any time outstanding (i) the amount set opposite such Bank's name on the signature pages of this Agreement as its Commitment, or if such Bank has entered into any Assignment and Acceptance after the Effective Date, set forth for such Bank as its Commitment in the Register maintained by the Agent pursuant to Section 9.06(b), as such amount may be reduced pursuant to Section 2.04 (such Bank's "Commitment") less (ii) such Bank's Pro Rata Share of the Letter of Credit Exposure at such time; provided that the aggregate principal amount of outstanding Advances, plus the Letter of Credit Exposure, plus the aggregate principal amount of outstanding Swing Loans shall never exceed $75,000,000.00. Each Borrowing shall (i) be in an aggregate amount not less than (a) in the case of Base Rate Advances, $500,000.00 and in integral multiples of $100,000.00 in excess thereof and (B) in the case of Eurodollar Rate Advances, $3,000,000.00 and in integral multiples of $1,000,000.00 in excess thereof, provided that such limits shall not apply to Advances which refinance Swing Loans or reimburse drawings under any Letter of Credit and (ii) consist of Advances of the same Type made on the same day by the Banks ratably according to their respective Commitments. Within the limits of each Bank's Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.07 and reborrow under this
Section 2.01.

         (b) Swing Loans.

               (i) On the terms and conditions set forth in this Agreement, the Agent may, in its discretion from time to time on any Business Day during the period from the date of this Agreement until the Maturity Date, make loans ("Swing Loans") under the Swing Note to the Borrower in an aggregate principal amount not to exceed $10,000,000.00 outstanding at any time; provided, that the aggregate principal amount of outstanding Advances, plus the Letter of Credit Exposure, plus the aggregate principal amount of outstanding Swing Loans shall never exceed $75,000,000.00. Subject to the other provisions of this Agreement, the Borrower may from time to time borrow, prepay (in whole or in part and without premium or penalty) and reborrow Swing Loans. Except as provided in the following clause (ii), each Swing Loan and optional prepayment of a Swing Loan shall be made pursuant to telephone notice to the Agent given no later that 1:00 p.m. (Charlotte, North Carolina time) on the date of the proposed Swing Loan or prepayment, promptly confirmed by a completed and executed Notice of Swing Loan Request or Prepayment in the form of the attached Exhibit F telecopied to the Agent. The Agent will make the Swing Loan available to the Borrower, and the Borrower will make the prepayment available to the Agent, at the Borrower's account with the Agent.

              (ii) The Borrower shall repay the outstanding principal amount of the Swing Loans on the Maturity Date. The Borrower and the Banks agree that the Agent may request each Bank to pay, and upon such a request made in accordance with the following sentence each Bank shall pay, to the Agent such Bank's Pro Rata Share of all outstanding Swing Loans as a Base Rate Advance under such Bank's Commitment (a) on each Wednesday, or if such Wednesday is not a Business Day on the next Business Day after such Wednesday, on which the aggregate outstanding principal balance of all Swing Loans, after giving effect to all Swing Loans to be made on such day and notices of prepayments of Swing Loans given for such day, is greater than or equal to $3,000,000.00, (B) on any Business Day on which a Swing Loan has been outstanding for 14 or more days, and (C) upon written request from the Agent. In connection with any Advance to be made as contemplated by the foregoing sentence, the Agent shall give each Bank a notice to make a Base Rate Advance to the Borrower in the amount of its Pro Rata Share of the outstanding Swing Loans by 1:00 p.m. (Charlotte, North Carolina time) on the date the proposed Advances are to be made. All Advances made pursuant to each request made by the Agent pursuant to the foregoing sentence shall be considered to be a Borrowing, and the Borrower hereby irrevocably instructs the Agent to apply the proceeds of such Advances to the prepayment of the outstanding Swing Loans. Each Bank (including the Agent) shall make its Pro Rata Share of each such Borrowing available to the Agent in immediately available funds by 3 p.m. (Charlotte, North Carolina time) on the date requested.

             (iii) Upon the acceleration of the Maturity Date pursuant to
         Section 7.02 or 7.03, each Bank shall pay to the Agent such Bank's Pro Rata Share of all outstanding Swing Loans as a Base Rate Advance under such Bank's Commitment, but in no event shall any Bank be obligated to fund more than its Commitment. Upon the date of such payment all accrued but unpaid interest on the Swing Note to such date shall be due and payable by the Borrower to the Agent.

         Section 2.02.     Method of Borrowing.

         (a) Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing, given not later than (i) 11:00 a.m. (Charlotte, North Carolina time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Rate Advance or (ii) 10:00 a.m. (Charlotte, North Carolina time) on the Business Day of the proposed Borrowing, in the case of a Base Rate Advance, by the Borrower to the Agent, which shall give to each Bank prompt notice and use best efforts to give notice not later than 12:00 p.m. (Charlotte, North Carolina time) on the day of receipt of timely Notice of Borrowing of such proposed Borrowing by telecopier or telex. Each Notice of a Borrowing shall be by telecopier or telex, confirmed immediately in writing specifying the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Rate Advances, Interest Period for each such Advance. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Agent shall promptly notify each Bank of the applicable interest rate under Section 2.06(b). Each Bank shall (i) in the case of all Borrowings other than Borrowings made on the same day as the day the Notice of Borrowing is received, before 11:00 a.m. (Charlotte, North Carolina time) on the date of such Borrowing and (ii) in the case of Borrowings made on the same day as the date of the Notice of Borrowing, before 2:00 p.m. (Charlotte, North Carolina time), make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 9.02, or such other location as the Agent may specify by notice to the Banks, in same day funds, such Bank's Pro Rata Share of such Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at its account with the Agent.

         (b) Conversions and Continuations. In order to elect to Convert or Continue an Advance under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Agent at the Agent's office no later than 11:00 a.m. (Charlotte, North Carolina time) (i) the Business Day of the proposed conversion date in the case of a Conversion to a Base Rate Advance and (ii) at least three Business Days in advance of the proposed Conversion or Continuation date in the case of a Conversion to, or a Continuation of, a Eurodollar Rate Advance. Each such Notice of Conversion or Continuation shall be in writing or by telex or telecopier, confirmed immediately in writing specifying (i) the requested Conversion or Continuation date (which shall be a Business Day), (ii) the amount, Type of the Advance to be Converted or Continued, (iii) whether a Conversion or Continuation is requested, and if a Conversion, into what Type of Advance, and (iv) in the case of a Conversion to, or a Continuation of, a Eurodollar Rate Advance, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Agent shall provide each Bank with a copy thereof and, in the case of a Conversion to or a Continuation of a Eurodollar Rate Advance, notify each Bank of the applicable interest rate under Section 2.06(b). For purposes other than the making of deemed representations and warranties pursuant to Section 3.02, the portion of Advances comprising part of the same Borrowing that are converted to Advances of another Type shall constitute a new Borrowing.

         (c) Certain Limitations. Notwithstanding anything in paragraphs (a) and
(b) above:

               (i) at no time shall there be more than five Interest Periods applicable to outstanding Eurodollar Rate Advances;

              (ii) the Borrower may not select Eurodollar Rate Advances for any Borrowing at any time when a Default has occurred and is continuing;

             (iii) (A) if any Bank shall, at least one Business Day before the date of any requested Borrowing, notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Bank or its Applicable Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until such Bank shall notify the Agent that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance, and (B) such Bank agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank;

              (iv) if the Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

               (v) if the Majority Banks shall, at least one Business Day before the date of any requested Borrowing, notify the Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Banks of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and

              (vi) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of Interest Period in Section 1.01 and paragraph (b) above, the Agent will forthwith so notify the Borrower and the Banks and such Advances will be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if an existing Advance, Convert into Base Rate Advances.

         (d)Treatment of Affected Loans. If the obligation of any Bank to make a Eurodollar Rate Advance or to Continue, or to Convert Base Rate Advances into, Eurodollar Rate Advance shall be suspended pursuant to Sections 2.02(c) or 2.07(d) (such Eurodollar Rate Advances being herein called "Affected Loans"), such Bank's Affected Loans shall be automatically Converted into Base Rate Advances on the last day(s) of the then current Interest Period(s) for Affected Loans (or, in the case of a Conversion required by Section 2.02(c)(iii), on such earlier date as such Bank may specify to the Borrower with a copy to the Agent) and, unless and until such Bank gives notice as provided below that the circumstances specified in Section 2.02(c) or 2.07(d) that gave rise to such Conversion no longer exist:

               (i) to the extent that such Bank's Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Bank's Affected Loans shall be applied instead to its Base Rate Advances; and

              (ii) all Loans that would otherwise be made or Continued by such Bank as Eurodollar Rate Advances shall be made or Continued instead as Base Rate Advances, and all Base Rate Advances of such Bank that would otherwise be Converted into Eurodollar Rate Advances shall be Converted instead into (or shall remain as) Base Rate Advances.

If such Bank gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 2.02(c) or 2.07(d) that gave rise to the Conversion of such Bank's Affected Loans pursuant to this Section 2.02(d) no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Advances made by other Banks are outstanding, such Bank's Base Rate Advances shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Advances, to the extent necessary so that, after giving effect thereto, all Eurodollar Rate Advances held by the Banks by such Bank are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Commitments.

         (e) Notices Irrevocable. Each Notice of Borrowing, Notice of Conversion or Continuation, and Notice of Swing Loan Request or Prepayment shall be irrevocable and binding on the Borrower.

         (f) Agent Reliance. Unless the Agent shall have received notice from a Bank before the date of any Borrowing that such Bank will not make available to the Agent such Bank's Pro Rata Share of such Borrowing, the Agent may assume that such Bank has made its Pro Rata Share of such Borrowing available to the Agent on the date of such Borrowing in accordance with paragraph (a) of this
Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made its Pro Rata Share of such Borrowing available to the Agent, such Bank and the Borrower severally agree to immediately repay to the Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate for such day. If such Bank shall repay to the Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Bank's Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

         (g) Bank Obligations Several. The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, to make its Advance on the date of such Borrowing. No Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

         (h) Notes. The indebtedness of the Borrower to each Bank resulting from Advances owing to such Bank shall be evidenced by a Note of the Borrower payable to the order of such Bank in substantially the form of Exhibit C.

         (i) Swing Note. The indebtedness of the Borrower to the Agent resulting from Swing Loans owing to the Agent shall be evidenced by the Swing Note of the Borrower payable to the order of the Agent in substantially the same form as Exhibit K.

         Section 2.03.     Fees.

         (a) Commitment Fees. The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee on the average daily amount by which such Bank's Commitment exceeds the sum of such Bank's outstanding Advances and its Pro Rata Share of the Letter of Credit Exposure from the date of this Agreement until the later of (i) the Maturity Date and (ii) the date on which all Advances have been repaid in full and the Commitments have terminated, at the rate equal to the Applicable Margin for commitment fees during such period. The fee payable pursuant to this clause (a) is due quarterly in arrears on the first day of each January, April, July, and October commencing July 1, 1999 and on the date on which the commitment fee ends under the preceding sentence.

         (b) Other Fees. The Borrower agrees to pay to the Agent and the Arranger the agent's and arranger's fees described in the letter dated March 3, 1999 from the Agent to the Borrower on the dates required by such letter.

         (c) Letter of Credit Fees. The Borrower agrees to pay (i) to the Agent for the pro rata benefit of the Banks, a fee per annum for each Letter of Credit equal to the Applicable Margin for Eurodollar Rate Advances and (ii) to the Issuing Bank, a fee for each Letter of Credit of .125% per annum of the face amount of such Letter of Credit. Each such fee shall be based on the maximum amount available to be drawn under such Letter of Credit from the date of issuance of the Letter of Credit until its Expiration Date and be payable quarterly in arrears on the last day of each March, June, September, and December.

         Section 2.04.     Reduction of the Commitments.

         (a) (i) The Borrower shall have the right, upon at least three Business Days' irrevocable notice to the Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided that each partial reduction shall be in the aggregate amount of not less than $3,000,000.00 and in integral multiples of $1,000,000.00 in excess thereof, and (ii) in conjunction with the prepayment of Advances required by Section 2.07(c)(ii), the Commitments shall be reduced automatically upon the receipt of the cash proceeds from a Nonordinary Course Asset Sale, by an amount equal to 50% of the Net Cash Proceeds any Credit Party receives from such Nonordinary Course Asset Sale.

         (b) Any reduction or termination of the Commitments pursuant to this
Section 2.04 shall be permanent, with no obligation of the Banks to reinstate such Commitments, and the commitment fees provided for in Section 2.03(a) shall thereafter be computed on the basis of the Commitments, as so reduced.

         Section 2.05. Repayment. The Borrower shall repay the outstanding principal amount of and all accrued and unpaid interest on each Advance on the Maturity Date.

         Section 2.06. Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Bank from the date of such Advance until such principal amount shall be paid in full and on the unpaid principal amount of each Swing Loan made by the Agent from the date of such Swing Loan until such Swing Loan shall be paid in full, at the following rates per annum:

         (a) Base Rate Advances and Swing Loans. For Base Rate Advances and for Swing Loans, a rate per annum equal at all times to the lesser of (i) the Base Rate in effect from time to time plus the Applicable Margin and (ii) the Maximum Rate, payable in arrears on the last day of each calendar quarter.

         (b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the lesser of (i) the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Margin and (ii) the Maximum Rate, payable on the last day of such Interest Period, and, in the case of six-month Interest Periods, on the day which occurs during such Interest Period three months from the first day of such Interest Period.

         (c) Default Rate. After the occurrence and during the continuance of an Event of Default and after written notice from the Agent to the Borrower that the Majority Banks have elected to charge the default rate, all principal of the Advances and the Swing Loans, the Reimbursement Obligations, and past due interest shall bear interest from the later of the date of the occurrence of the Event of Default that is continuing and another date after the occurrence of such Event of Default indicated in such notice until the earlier of the date such Event of Default is cured or waived and the date on which the Agent notifies the Borrower in writing that the Majority Banks have elected to no longer charge the default rate at a rate per annum equal to the lesser of (i) the rate of interest otherwise applicable plus 2% and (ii) the Maximum Rate.

         Section 2.07.     Prepayments.

         (a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.07. All prepayments shall be without premium or penalty except as provided in Section
2.08. Subject to Section 7.07, unless the Borrower designates otherwise, all prepayments shall be applied first to Swing Loans, then to Base Rate Borrowings, then to Eurodollar Borrowings, in order of maturity.

         (b) Optional. The Borrower may elect to prepay any of the Advances, after giving by 11:00 a.m. (Charlotte, North Carolina time) (i) in the case of Eurodollar Rate Advances, at least three Business Days' or (ii) in case of Base Rate Advances, same Business Day's prior written notice to the Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date; provided, however, that each partial payment shall be in an aggregate amount not less than (i) in the case of Base Rate Advances, $500,000.00 and in integral multiples of $100,000.00 in excess thereof and (ii) in the case of Eurodollar Rate Advances, $3,000,000.00 and in integral multiples of $1,000,000.00 in excess thereof.

         (c)       Mandatory.

               (i) On the date of each reduction of the aggregate Commitments pursuant to Section 2.04, the Borrower agrees to make a prepayment in respect of the outstanding amount of Advances to the extent, if any, that the aggregate unpaid principal amount of all Advances exceeds the Commitment, as so reduced.

              (ii) The Borrower shall repay the Advances by an amount equal to 50% of Net Cash Proceeds from a Nonordinary Course Asset Sale that are not used within 120 days after the Borrower's or any of its Subsidiaries' receipt thereof to purchase assets used in the Borrower and its Subsidiaries business. Such repayments shall be made on the 120th day after the date of receipt of such Net Cash Proceeds.

             (iii) The Borrower shall repay the Advances by an amount equal to 100% of the Net Cash Proceeds any Credit Party receives from the sale of any capital stock (other than issuance under a warrant or option issued in the ordinary course or business) or the issuance of any debt securities. Such repayments shall be made promptly after the Borrower's or any of its Subsidiaries' receipt thereof.

              (iv) Each prepayment pursuant to this Section 2.07(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to
         Section 2.08 as a result of such prepayment being made on such date.

         (d) Illegality. If any Bank shall notify the Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Bank or its Applicable Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Bank then outstanding hereunder, (i) the Borrower shall, no later than 11:00 a.m. (Charlotte, North Carolina time), (a) if not prohibited by law or regulation to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance or (B) if prohibited by law or regulation to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Rate Advances of all of the Banks then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, (ii) each Bank shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Bank, and (iii) the right of the Borrower to select Eurodollar Rate Advances for any subsequent Borrowing shall be suspended until the Bank which gave notice referred to above shall notify the Agent that the circumstances causing such suspension no longer exist. Each Bank agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

         (e) Ratable Payments; Effect of Notice. Each payment of any Advance pursuant to this Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part. All notices given pursuant to this Section
2.07 shall be irrevocable and binding upon the Borrower.

         Section 2.08. Breakage Costs. Upon the request of any Bank, the Borrower shall pay to such Bank such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost, or expense (excluding loss of anticipated profits) incurred by it as a result of:

         (a) Funding Losses. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Bank against any loss, out-of-pocket cost, or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding any loss of anticipated profits), cost, or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Bank to fund the Eurodollar Rate Advance to be made by such Bank as part of such Borrowing when such Eurodollar Rate Advance, as a result of such failure, is not made on such date.

         (b) Prepayment Losses. If (i) any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance as a result of any voluntary prepayment, payment pursuant to Section 2.07(d), the acceleration of the maturity of the Notes and the Swing Note, or for any other reason or (ii) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by any Bank to the Borrower, pay to such Bank any amounts required to compensate such Bank for any additional losses, out-of-pocket costs, or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (excluding loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance. All such demands shall show in reasonable detail the calculation of such losses.

         Section 2.09.     Increased Costs and Reduced Return.

         (a) Eurodollar Rate Advances. If, after the date of this Agreement, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency:

                  (i) shall subject such Bank (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Eurodollar Rate Advances, its Notes, or its obligation to make Eurodollar Rate Advances, or change the basis of taxation of any amounts payable to such Bank (or its Applicable Lending Office) under this Agreement or its Notes in respect of any Eurodollar Rate Advances (other than franchise taxes or taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office or such Applicable Lending Office);

                  (ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Bank (or its Applicable Lending Office), including the Commitments of such Bank hereunder; or

                  (iii) shall impose on such Bank (or its Applicable Lending Office) or on the London interbank market any other condition affecting this Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making, Converting into, continuing, or maintaining any Eurodollar Rate Advances or to reduce any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or its Notes with respect to any Eurodollar Rate Advances, then the Borrower shall pay to such Bank within three Business Days after written demand made by such Bank such amount or amounts as will compensate such Bank for such increased cost or reduction.

         (b) Capital Adequacy. If, after the date of this Agreement, any Bank shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Bank or any corporation controlling such Bank as a consequence of such Bank's obligations hereunder to a level below that which such Bank or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time within three Business Days after written demand by such Bank the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

         (c) Letters of Credit. If, after the date of this Agreement, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Issuing Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency:

                  (i) shall subject the Issuing Bank (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Letter of Credit issued by it or its obligation to issue Letters of Credit, or change the basis of taxation of any amounts payable to the Issuing Bank (or its Applicable Lending Office) under this Agreement in respect of any Letters of Credit issued by its (other than franchise taxes or taxes imposed on the overall net income of the Issuing Bank by the jurisdiction in which the Issuing Bank has its principal office or such Applicable Lending Office);

                  (ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement relating to any letters of credit or other assets of, or any deposits with or other liabilities or commitments of, the Issuing Bank (or its Applicable Lending Office); or

                  (iii) shall impose on the Issuing Bank (or its Applicable Lending Office) any other condition affecting the provision under this Agreement relating to Letters of Credit issued by it or its obligation to issue Letters of Credit;

and the result of any of the foregoing is to increase the cost to the Issuing Bank (or its Applicable Lending Office) of issuing or maintaining, or being obligated to issue, any Letters of Credit or to reduce any sum received or receivable by the Issuing Bank (or its Applicable Lending Office) under this Agreement or the Letters of Credit, then the Borrower shall within three Business Days after written demand by such Bank pay to the Issuing Bank on demand such amount or amounts as will compensate the Issuing Bank for such increased cost or reduction.

         (d) Mitigation. Each Bank and the Issuing Bank shall promptly (but in any event within 90 days after the occurrence of the event giving rise to such right to compensation) notify the Borrower and the Agent of any event of which it has knowledge which will entitle such Bank or the Issuing Bank to compensation pursuant to this Section 2.09 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank or the Issuing Bank, be otherwise disadvantageous to it. Any Bank or the Issuing Bank claiming compensation under this Section 2.09 shall furnish to the Borrower and the Agent a copy of the applicable law, rule, regulation or directive and a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Bank and the Issuing Bank may use any reasonable averaging and attribution methods.

         (e) Right to Replace. The Borrower shall have the right to replace each Bank affected by a condition under Section 2.02(c)(iii) or (v), 2.07(d), or 2.09(a) or (b) for more than 30 days from the date such Bank was affected by such condition (each such affected Bank, an "Affected Bank") with an Eligible Assignee designated by the Borrower or by the Agent with the Borrower's consent. Any replacement of a Bank pursuant to this paragraph shall be (i) made by the Eligible Assignee's and the Affected Bank's entering into an Assignment and Acceptance and by following the procedures in Section 9.06 for adding a Bank;
(ii) shall close within 10 days after the Agent's receipt of a notice of election to replace such Bank from the Borrower; and (iii) shall only be made upon the Affected Bank's being paid in full all principal, interest, and other amounts owed to it as of the effective date of the replacement.

         (f) Nondiscrimination. No Bank or Issuing Bank may pass through to the Borrower charges or costs under Section 2.08 and 2.09 which are not also passed through by such Bank or Issuing Bank to other customers of such Bank or Issuing Bank similarly situated and subject to documents providing for such pass through.

         Section 2.10.     Payments and Computations.

         (a) Payments. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and the other Credit Documents shall be made to the Agent in Dollars, without setoff, deduction, or counterclaim.

         (b) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than noon (Charlotte, North Carolina time) on the day when due in Dollars to the Agent at the location referred to in the Notes (or such other location as the Agent shall designate in writing to the Borrower) in same day funds. The Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Agent, the Issuing Bank, or a specific Bank pursuant to Section 2.03(b), 2.03(c), 2.08, 2.09, 2.11, or 9.07) in accordance with each Bank's Pro Rata Share to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank or the Issuing Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

         (c) Computations. All computations of interest based on the Base Rate, the Eurodollar Rate, and the Federal Funds Rate and all computations of fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

         (d) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

         (e) Agent Reliance. Unless the Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Banks that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank, together with interest, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate for such day, but not in excess of the Maximum Rate.

         Section 2.11.     Taxes.

         (a) No Deduction for Certain Taxes. Any and all payments by the Borrower to or for the account of any Bank or the Agent hereunder or under any other Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect to such payments, excluding, in the case of each Bank and the Agent, taxes imposed on its income, and franchise taxes imposed on it (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities with respect to such payments being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Credit Document to any Bank or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Bank or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Borrower shall furnish to the Agent written evidence of payment thereof.

         (b) Other Taxes. In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Credit Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Credit Document (hereinafter referred to as "Other Taxes").

         (c) Indemnification. The Borrower agrees to indemnify each Bank and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.11) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

         (d) Foreign Bank Withholding Exemption. Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages of this Agreement and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower and the Agent with (i) Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Bank is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement or any of the other Credit Documents. For any period with respect to which a Bank has failed to provide the Borrower and the Agent with the appropriate form pursuant to Section 2.11(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 2.11(a) or 2.11(b) with respect to Taxes imposed by the United States; provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

         (e) Change in Applicable Lending Office. If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this
Section 2.11, then such Bank will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.

         (f) Evidence of Tax Payments. Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent written evidence of such payment.

         (g) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.11 shall survive the termination of the Commitments and the payment in full of the Notes.

         Section 2.12. Sharing of Payments, Etc. If any Bank shall obtain any payment or collateral (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Advances made by it in excess of its Pro Rata Share of payments or collateral on account of the Advances or Reimbursement Obligations obtained by all the Banks, such Bank shall notify the Agent and forthwith purchase from the other Banks such participations in the Advances made by them or Reimbursement Obligations held by them as shall be necessary to cause such purchasing Bank to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the requirements of this Agreement with each of them; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank's ratable share (according to the proportion of (a) the amount of the participation sold by such Bank to the purchasing Bank as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Bank's ratable share (according to the proportion of (a) the amount of such Bank's required repayment to the purchasing Bank to (b) the total amount of all such required repayments to the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this
Section 2.12 may, to the fullest extent permitted by law, unless and until rescinded as provided above, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

         Section 2.13.     Letters of Credit.

         (a) Issuance. From time to time from the date of this Agreement until three months before the Maturity Date, at the request of the Borrower, the Issuing Bank shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the expiration date of Letters of Credit for the account of the Borrower on any Business Day. No Letter of Credit will be issued, increased, or extended:

               (i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (1) $10,000,000.00 and (2) the aggregate Commitments less the aggregate outstanding principal amount of all Advances less the aggregate outstanding principal amount of all Swing Loans;

              (ii) unless such Letter of Credit has an Expiration Date not later than the earlier of (a) one year after the date of issuance thereof and
         (B) the Maturity Date;

              (iii) unless such Letter of Credit is in form and substance acceptable to the Issuing Bank in its sole discretion;

              (iv) unless such Letter of Credit is a standby letter of credit not supporting the repayment of Debt of any Person;

               (v) unless the Borrower has delivered to the Issuing Bank a completed and executed letter of credit application on the Issuing Bank's standard form, which application for the initial Issuing Bank is in the form of the attached Exhibit G and which successor application for the initial Issuing Bank or application for any successor Issuing Bank shall contain terms no more restrictive than the terms of this Agreement (and in the case of conflict between this Agreement and any such application, this Agreement shall control); and

              (vi) unless such Letter of Credit is governed by the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590 or any successor to such publication. If the terms of any letter of credit application referred to in the foregoing clause
         (v) conflicts with the terms of this Agreement, the terms of this Agreement shall control.

         (b) Participations. Upon the date of the issuance or increase of a Letter of Credit, the Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall have been deemed to have purchased from the Issuing Bank a participation in the related Reimbursement Obligations equal to such Bank's Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Bank shall promptly notify each such participant Bank by telex, telephone, or telecopy of each Letter of Credit issued or increased and the actual dollar amount of such Bank's participation in such Letter of Credit.

         (c) Reimbursement. The Borrower hereby agrees to pay on demand to the Issuing Bank for the benefit of the Banks in respect of each Letter of Credit an amount equal to any amount paid by the Issuing Bank under or in respect of such Letter of Credit. In the event the Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, the Issuing Bank shall give notice of such payment to the Agent and the Banks, and each Bank shall promptly reimburse the Issuing Bank for such Bank's Pro Rata Share of such payment, and such reimbursement shall be deemed for all purposes of this Agreement to constitute a Borrowing comprised of Base Rate Advances to the Borrower from such Bank. If such reimbursement is not made by any Bank to the Issuing Bank on the same day on which the Issuing Bank shall have made payment on any such draw, such Bank shall pay interest thereon to the Issuing Bank at a rate per annum equal to the Federal Funds Rate. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Agent and the Banks to record and otherwise treat such payment under a Letter of Credit not immediately reimbursed by the Borrower as a Borrowing comprised of Base Rate Advances to the Borrower.

         (d) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

               (i) any lack of validity or enforceability of any Letter of Credit Documents;

              (ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

             (iii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, any Bank or any other Person, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

              (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Bank would not be liable therefor pursuant to the following paragraph (e);

               (v) payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

              (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (d) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit.

         (e) Liability of Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:

               (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

              (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

             (iii) payment by the Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

              (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including the Issuing Bank's own negligence),

except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (a) the Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Bank's willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit.

In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.


                                   ARTICLE III

                              CONDITIONS OF LENDING

         Section 3.01. Conditions Precedent to Initial Borrowing. The obligation of each Bank to make its initial Advance as part of the initial Borrowing and of the Issuing Bank to issue the initial Letters of Credit is subject to the conditions precedent that:

         (a) The Borrower, each Bank, and the Agent shall have duly and validly executed originals of this Agreement and delivered them to the Agent;

         (b) The Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Agent, (except for the Notes) in sufficient copies for each Bank:

               (i) the Notes dated as of the Effective Date payable to the order of each of the Banks, respectively and the Swing Note dated as of the Effective Date payable to the order of the Agent;

              (ii) a Guaranty executed by each of the Borrower's Subsidiaries;

             (iii) a Pledge Agreement executed by the Borrower pledging 100% of the capital stock of its Subsidiaries, together with the stock certificates pledged in accordance with the Pledge Agreement and stock powers executed in blank corresponding to such stock certificates;

              (iv) evidence of arrangements by the Borrower for the payment of all recording, documentation or stamp taxes due in connection with the filing and recordation of the Security Documents;

               (v) a certificate from the chief executive officer, president, or chief financial officer of the Borrower dated as of the Effective Date stating that as of such date (a) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects and (B) no Default has occurred and is continuing;

              (vi) copies, each certified as of the date of this Agreement by a Responsible Officer of each Credit Party (a) of the resolutions of the Board of Directors of such Credit Party authorizing the execution and delivery of each Credit Document to which such Credit Party is a party and (B) of the certificate of incorporation and bylaws of such Credit Party, as the case may be;

             (vii) a certificate of a Responsible Officer of each Credit Party dated as of the date of this Agreement certifying as of such date the names and true signatures of officers of such Credit Party authorized to sign the Credit Documents to which such Credit Party is a party;

            (viii) a favorable opinion of Akin, Gump, Strauss, Hauer & Feld, counsel to the Credit Parties, dated as of the date of this Agreement, in form and substance satisfactory to the Agent; and

              (ix) such other documents, governmental certificates, agreements, licenses, lien searches and information as the Agent or any Bank may reasonably request.

         (c)The Borrower shall have completed the acquisition of the Acquired Business in accordance with the terms and conditions of the Purchase Agreement contemporaneously with the making of the initial Borrowing without any material modification thereto or waiver of any material term or condition thereof.

         (d) The Borrower shall have paid (i) to the Agent for its account and the account of the Arranger the fees required by Section 2.03(b) to be paid as of the Effective Date and (ii) to the Agent for its account and the account of the Banks, as appropriate, the costs and expenses required by Section 9.04 to be paid as of the Effective Date.

         (e) No Default or Event of Default shall have occurred and be continuing.

         (f) The representations and warranties contained in Article IV and in each other Credit Document shall be true and correct in all material respects.

         (g) The Agent shall have received the audited consolidating financial statements of the Borrower for the fiscal years ending 1996, 1997, and 1998, including the balance sheets and statements of operations, stockholders' equity and cash flow audited by independent public accountants of recognized national standing and, for the fiscal quarters ending June 30, 1998, September 30, 1998, and December 31, 1998, the unaudited balance sheet and statements of operations and cash flow, in all cases prepared in conformity with GAAP.

         (h) (i) Since September 30, 1998, no Material Adverse Change shall have occurred, and (ii) no material adverse change shall have occurred in the financial or capital markets generally which the Agent or the Arranger in its sole discretion deems material in connection with the syndication of this Agreement.

         (i) As of the date of this Agreement, there is no pending or, to the best knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator, which would reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect or enforceability of this Agreement or any other Credit Document or the consummation of any of the transactions contemplated hereby or thereby.

         (j) As of the date of this Agreement, the Credit Parties shall be in compliance with all existing financial obligations.

         (k) The Agent shall have received information satisfactory to it regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities, and management of the Credit Parties.

         (l) The Agent shall have received information satisfactory to it and the Lenders confirming that (i) the Credit Parties are taking all necessary and appropriate steps to ascertain the extent of, and to quantify and successfully address, business and financial risks facing the Credit Parties as a result of the "Year 2000 Problem" (that is, the risk that computer applications used by the Credit Parties or the Acquired Business or any of its Subsidiaries (or suppliers, vendors, or customers) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), including risks resulting from the failure of key vendors and customers of the Credit Parties to successfully address the Year 2000 Problem, and (b) the Credit Parties' material computer applications will, and the Borrower has taken all reasonable steps to obtain assurances from its key vendors and suppliers that their material computer applications will, on a timely basis, adequately address the Year 2000 Problem (that is, be "Year 2000 Compliant"), except to the extent that the failure to be Year 2000 Compliant would not cause a Material Adverse Change.

         Section 3.02. Conditions Precedent to all Borrowings. The obligation of each Bank to fund an Advance on the occasion of each Borrowing and of the Issuing Bank to issue or increase any Letter of Credit and of the Agent to fund a Swing Loan shall be subject to the further conditions precedent that on the date of such Borrowing, the issuance or increase of such Letter of Credit, or the making of such Swing Loan:

         (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Swing Loan Request or Prepayment and the acceptance by the Borrower of the proceeds of such Borrowing or Swing Loan or the issuance or increase of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or Swing Loan or the issuance or increase of such Letter of Credit, such statements are true):

               (i) for other than a Borrowing in connection with a Notice of Continuation or Conversion, the representations and warranties contained in Article IV and those in each other Credit Document (other than representations and warranties that are expressly made as of a specific date) are correct in all material respects on and as of the date of such Borrowing or Swing Loan or the issuance or increase of such Letter of Credit, before and after giving effect to such Borrowing or Swing Loan or to the issuance or increase of such Letter of Credit and to the application of the proceeds from such Borrowing or such Swing Loan, as though made on and as of such date and

              (ii) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom or from the making of such Swing Loan or from the issuance or increase of such Letter of Credit; and

         (b) the Agent shall have received such other approvals, opinions or documents deemed necessary or desirable by any Bank as a result of circumstances occurring after the date of this Agreement, as any Bank through the Agent may reasonably request.

         Section 3.03. Determinations Under Sections 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Banks unless an officer of the Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Bank prior to the Borrowings hereunder specifying its objection thereto and such Bank shall not have made available to the Agent such Bank's ratable portion of such Borrowings.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants as follows:

         Section 4.01. Corporate Existence; Subsidiaries. The Borrower is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be qualified would reasonably be expected to cause a Material Adverse Change. Each Subsidiary of the Borrower is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be qualified would reasonably be expected to cause a Material Adverse Change. The Borrower has no Subsidiaries other than (a) the Subsidiaries listed on the attached Schedule 4.01 and (b) those which have, after the Effective Date, complied with the requirements of Section 5.08. Schedule 4.01 lists the jurisdiction of incorporation and the address of the principal office of each Subsidiary of the Borrower existing on the date of this Agreement.

         Section 4.02. Corporate Power. The execution, delivery, and performance by each Credit Party of the Credit Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within such Credit Party's corporate powers, (b) have been duly authorized by all necessary corporate action, (c) do not contravene (i) such Credit Party's certificate or articles, as the case may be, of incorporation or by-laws or (ii) any law or any contractual restriction binding on or affecting such Credit Party, the contravention of which would reasonably be expected to cause a Material Adverse Change and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Borrowing, such Borrowing and the use of the proceeds of such Borrowing will be within the Borrower's corporate powers, will have been duly authorized by all necessary corporate action, (a) will not contravene (i) the Borrower's certificate of incorporation or by-laws or (ii) any law or any contractual restriction binding on or affecting the Borrower the contravention of which would reasonably be expected to cause a Material Adverse Change and (b) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

         Section 4.03. Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person (each a "Filing") is required for the due execution, delivery and performance by the Credit Parties of the Credit Documents or the consummation of the transactions contemplated thereby, except (a) Filings necessary in order to obtain and maintain perfection of Liens, (b) Filings necessary in connection with the conduct of the Borrower's business required to be made after any date this representation is made or deemed made, (c) Filings necessary in connection with the exercise of remedies under the Credit Documents, (d) such other Filings as have been obtained or made, (e) Filings related to environmental matters, ERISA matters, labor matters, securities laws, taxes and intellectual property required to be made after any date this representation is made or deemed made, and (f) Filings required to maintain corporate and similar standing and existence required to be made after any date this representation is made or deemed made. At the time of each Borrowing, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person will be required for such Borrowing or the use of the proceeds of such Borrowing.

         Section 4.04. Enforceable Obligations. Each Credit Document has been duly executed and delivered by each Credit Party which is a party to it. Each Credit Document is the legal, valid, and binding obligation of each Credit Party which is a party to it, enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally and by general principles of equity (whether considered in proceeding at law or in equity).

         Section 4.05. Financial Statements. (a) The audited balance sheet of the Borrower and its Subsidiaries as at March 31, 1998, and the related statements of operations, stockholders' equity, and cash flow of the Borrower and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to each Bank, and the balance sheet of the Borrower and its Subsidiaries as at December 31, 1998, and the related statements of operations and cash flow of the Borrower and its Subsidiaries for the nine months then ended, duly certified by an authorized financial officer of the Borrower, copies of which have been furnished to each Bank, fairly present, subject, in the case of such balance sheets as at December 31, 1998 and the statements of operations and cash flow for the nine months then ended, to year-end audit adjustments and absence of footnotes, the financial condition of the Borrower and its Subsidiaries as at such dates and the results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, and such balance sheets and statements of operations, stockholders' equity, and cash flow were prepared in accordance with GAAP.

         (b)      Since March 31, 1998, no Material Adverse Change has occurred.

         Section 4.06. Ownership and Liens. Each Credit Party has title to, or a valid leasehold interest in, all of the Property used in its business, including as of the date of this Agreement the Property reflected in the December 1998 financial statements referred to in Section 4.05 (other than Property sold since such date), and none of the Property owned or leased by any Credit Party is subject to any Lien except Permitted Liens.

         Section 4.07. True and Complete Disclosure. No representation, warranty, or other statement made by any Credit Party (or on behalf of any Credit Party) in this Agreement or any other Credit Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made as of the date of this Agreement the effect of which would reasonably be expected to cause a Material Adverse Change. There is no fact known to any Responsible Officer of the Borrower on the date of this Agreement and on the Effective Date that has not been disclosed to the Agent which would reasonably be expected to cause a Material Adverse Change. All projections, estimates, and pro forma financial information furnished by the Borrower or on behalf of the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

         Section 4.08. Litigation. Except as otherwise disclosed to the Banks in writing, there is no pending or, to the best knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, Governmental Agency or arbitrator, which would reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, the Swing Note, or any other Credit Document or the consummation of any of the transactions contemplated hereby or thereby.

         Section 4.09. Use of Proceeds. The proceeds of Advances and Swing Loans may be used by the Borrower only for working capital, for Capital Expenditures, and for general corporate purposes, including for acquisitions. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance or any Swing Loan will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

         Section 4.10. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         Section 4.11. Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "Subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "Subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         Section 4.12. Taxes. Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all tax returns required by law to be filed and has paid or caused to be paid all taxes, assessments and other governmental charges levied upon or in respect of any of its Properties, other than taxes the validity or amount of which are being contested in good faith by the Borrower or such Subsidiary by appropriate proceedings and for which the Borrower or such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes for all fiscal periods are adequate, and there is not unpaid assessment for additional taxes for any fiscal period or any basis therefor.

         Section 4.13. Pension Plans. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No "accumulated funding deficiency" (as defined in

Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. To the knowledge of any Responsible Officer of the Borrower, no Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in any amount that would reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any material withdrawal liability. As of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any of its Subsidiaries for post-retirement benefits to be provided to the current and former employees of the Borrower or any of its Subsidiaries under welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

         Section 4.14. Insurance. The Borrower and each of its Subsidiaries carry insurance with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or, self-insure to the extent that is customary for Persons of similar size engaged in similar businesses.

         Section 4.15.     No Burdensome Restrictions; No Defaults.

         (a) No Credit Party is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable Legal Requirement which would reasonably be expected to cause a Material Adverse Change. No Credit Party is in default under or with respect to any contract, agreement, lease or other instrument to which such Credit Party is a party and which would reasonably be expected to cause a Material Adverse Change. To the knowledge of each Responsible Officer of the Borrower, no Credit Party has received any notice of default under any contract, agreement, lease or other instrument to which such Credit Party is a party which is continuing or which, if not cured, would reasonably be expected to cause a Material Adverse Change.

         (b)      No Default has occurred and is continuing.

         Section 4.16.     Environmental Condition.

         (a) The Credit Parties, taken as a whole, (i) have obtained all Environmental Permits necessary for the ownership and operation of their respective material Properties and the conduct of their respective businesses; (ii) have been and are in compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws of which the failure to comply would reasonably be expected to cause a Material Adverse Change; (iii) have not received notice of any violation or alleged violation of any Environmental Law or Environmental Permit the violation of which would reasonably be expected to cause a Material Adverse Change; and (iv) are not subject to any Environmental Claim known to any Credit Party, which Environmental Claim would reasonably be expected to cause a Material Adverse Change.

         (b) To the knowledge of any Responsible Officer of the Borrower, none of the present or previously owned or operated Property of the Borrower or of any of its present or former Subsidiaries, wherever located, (i) has been placed on or, to any Credit Party's knowledge, proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise designated or listed as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of its Subsidiaries, wherever located, which Lien would reasonably be expected to cause a Material Adverse Change; or
(iii) to any Credit Party's knowledge, has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or would reasonably be expected to result in the need for Response that would cause a Material Adverse Change.

         (c) Without limiting the foregoing, the present and, to the best knowledge of any Responsible Officer of the Borrower, future liability, if any, of the Credit Parties, taken as a whole, which would reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.

         Section 4.17. Permits, Licenses, etc. The Credit Parties possess all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are material to the conduct of its business. The Credit Parties manage and operate their businesses in accordance with all applicable Legal Requirements which the failure to so manage or operate would reasonably be expected to cause a Material Adverse Change.

         Section 4.18. Security Interests. On the Effective Date, all governmental actions and all other filings, recordings, registrations, third party consents, and other actions which are necessary to create and perfect the Liens provided for in the Security Documents will have been made, obtained, and taken in all relevant jurisdictions, or satisfactory arrangements will have been made for all governmental actions and all other filings, recordings, registrations, third party consents, and other actions which are necessary to create and perfect the Liens provided for in the Security Documents to be made, obtained, or taken in all relevant jurisdictions.

         Section 4.19. Compliance with Laws, Material Agreements. No Credit Party is in violation of any Legal Requirement the failure to comply with which would reasonably be expected to cause a Material Adverse Change. No Credit Party is in violation of any provision of any Material Agreement to which it is a party, and the execution and delivery of this Agreement and the Credit Documents and the consummation of the transactions contemplated thereunder shall not result in any breach of any provisions of, or constitute a default under, any Material Agreement, except any violation, breach, or default which could not reasonably be expected to result in a Material Adverse Change.

         Section 4.20. Year 2000. The Borrower has (a) completed a review and assessment of all areas within its and each of its Subsidiaries' and the Acquired Business' and its Subsidiaries' business and operations (including those affected by suppliers, vendors, and customers) that could be adversely affected by the Year 2000 Problem (as defined in Section 3.01(l)), (b) developed a plan and timeline for addressing on a timely basis, but in any event before July 1, 1999, the Year 2000 Problem, and (c) to date, implemented that plan substantially in accordance with that timetable. Based on the foregoing, the Borrower believes that all computer applications (including those of its suppliers, vendors, and customers) that are material to its or any of its Subsidiaries' or the Acquired Business' or any of its Subsidiaries' business and operations are reasonably expected on a timely basis, but in any event before July 1, 1999, to be Year 2000 Compliant (as defined in Section 3.01(l)), except to the extent that a failure to do so could not reasonably be expected to result in a Material Adverse Change.

         Section 4.21. Regulatory Matters. Without limiting the representations and warranties included in Section 4.19, the Borrower represents and warrants the following, to the extent that the inaccuracy of any of the following would reasonably be expected to cause a Material Adverse Change:

         (a) FDA Regulations. No Credit Party is in violation of any regulation or policy of the U.S. Food and Drug Administration, including those regulating controlled substances and regulating promotional activities performed on behalf of sponsors of medical products.

         (b) Anti-Remuneration Laws. No Credit Party is in violation of any state or federal law or regulation (including Medicare and Medicaid laws) regulating the payment or receipt of remuneration to induce the referral of patients or the purchase of items or services.

         (c) ERISA Regulation. No Credit Party is in violation of any ERISA provision imposing a fiduciary obligation with regard to employee pension and health benefit plans, including self-funded corporate health plans, with which such Credit Party has contracted to provide services.

         (d) Consumer Protection Laws. No Credit Party is in violation of any state or federal law regulating "drug switching programs" or requiring disclosure to physicians or patients of the financial relationships between pharmacies and pharmacy benefit management companies when seeking to change a prescription from one drug to another.

         (e) Network Access Laws. No Credit Party is in violation of any state or federal law which regulates such Credit Party's ability to limit access to pharmacy provider networks or to remove network providers, or "any willing provider" legislation.

         (f) Plan Design Restrictions. No Credit Party is in violation of any state or federal law prohibiting such Credit Party from implementing certain restrictive design features, such as requiring members of a health benefit plan to use network providers or failing to provide coverage for certain benefits or conditions, or "freedom of choice" legislation.

         (g) Licensure Laws. No Credit Party is in violation of any state law requiring registration or licensure with a state agency of companies that provide utilization review services.

         (h) Drug Price Legislation. No Credit Party is in violation of any state or federal law regulating drug prices, discounts, or incentives.

         (i) Financial Risk Plan Regulation. No Credit Party is in violation of any state or federal law which requires the establishment of reserves or the demonstration of financial responsibility by companies which accept material financial risk in providing benefits under a health benefit plan, including but not limited to insurance laws, HMO laws, and limited prepaid health service plan laws.

         (j) Mail Pharmacy Regulation. No Credit Party is in violation of any state law (i) requiring an out-of-state mail service pharmacy (a) to register with the board of pharmacy or similar regulatory body in the state or (B) to comply with the laws of a state into which the mail service pharmacy dispenses medication or (ii) otherwise affecting such Credit Party's mail service operations.

         (k) Controlled Substance Regulation. No Credit Party is in violation of any state or federal law regulating the production, distribution, sale, storage, or safeguarding of controlled substances.

         Section 4.22. Net Worth. As of the date of this Agreement, the Borrower's Net Worth is greater than or equal to $58,000,000.00.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

         So long as any Note, the Swing Note, or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Bank shall have any Commitment hereunder, the Borrower agrees, unless the Majority Banks shall otherwise consent in writing, to comply with the following covenants.

         Section 5.01. Compliance with Laws, Material Agreements, Etc. The Borrower will comply, and cause each of its Subsidiaries to comply, with all Legal Requirements of which the failure to comply would reasonably be expected to cause a Material Adverse Change. Without limiting the generality and coverage of the foregoing, the Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all Material Agreements, Environmental Laws, and, in all material respects, all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower, or any of its Subsidiaries do business; provided, however, that this Section 5.01 shall not prevent the Borrower, or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings.

         Section 5.02. Maintenance of Insurance. The Borrower will maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates, provided that the Borrower or such Subsidiary may self-insure to the extent and in the manner normal for similarly situated companies of like size, type and financial condition that are part of a group of companies under common control.

         Section 5.03. Preservation of Corporate Existence, Etc. The Borrower will preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises would reasonably be expected to cause a Material Adverse Change; provided, however, that nothing contained in this Section 5.03 shall prevent any transaction permitted by Section 6.05.

         Section 5.04. Payment of Taxes, Etc. The Borrower will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent and which the failure to timely pay or discharge would reasonably be expected to cause a Material Adverse Change,

(a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

         Section 5.05.     Visitation Rights; Environmental Inspections.

         (a) At any reasonable time and from time to time and so long as any visit or inspection will not interfere unreasonably with any Credit Party's operations, upon reasonable notice, the Borrower will, and will cause its Subsidiaries to, permit the Agent and any Bank or any of its agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit and inspect at its reasonable discretion the properties of, any such Credit Party, to discuss the affairs, finances, and accounts of any such Credit Party with any of its respective officers or directors.

         (b) If any event or series of events causes the Credit Parties to spend more than $1,000,000.00 in the aggregate in connection with corrective action, including, without limitation, any necessary cleanup, removal, or remediation of Hazardous Substances or Hazardous Waste, for failure to comply with any Environmental Law (other than Environmental Laws described in clause (d) of the definition of Environmental Laws), then, at the Majority Banks' written request, the Borrower shall at its expense (such expense being reasonably acceptable to the Borrower) contract for the services of Persons to enter upon the Credit Parties' properties to perform environmental site assessments for the purpose of determining whether there exists any Environmental condition that would result in a similar liability, cost, or expense to the Borrower or any of its Subsidiaries under any of the conditions necessitating the corrective measures described above. The scope of any such environmental assessment shall be subject to the Borrower's consent, which consent shall not be unreasonably withheld. Such site assessments shall be performable only at selected properties for which the requesting Banks shall have demonstrable evidence of being similarly affected as the affected properties, and which have the same or similar physical or operational characteristics as the affected properties such that the selected properties would be reasonably expected to have the same or similar conditions as those causing the incurrence of the costs referred to above. Such environmental assessments shall remain confidential and shall not be disclosed to any third party except as permitted by Section 9.08.

         Section 5.06. Reporting Requirements. The Borrower will furnish to the Agent and each Bank:

         (a) Defaults. As soon as possible and in any event within five days after the occurrence of each Default known to a Responsible Officer of the Borrower or any of its Subsidiaries which is continuing on the date of such statement, a statement of an authorized financial officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto;

         (b) Quarterly Financials. As soon as available and in any event not later than 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the consolidated statements of operations and cash flow of the Borrower and its Subsidiaries, for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form the figures for the preceding fiscal year (if such figures were prepared for the preceding fiscal year), all in reasonable detail and certified as presenting fairly the financial condition of the Borrower and the results of operations, but subject to omission of complete footnotes and changes resulting from year-end adjustments, by an authorized financial officer of the Borrower as having been prepared in accordance with GAAP, together with a compliance certificate duly executed by the president, chief executive officer, chief financial officer, or the treasurer of the Borrower in substantially the form of the attached Exhibit H and together with a comparison, comparing the results against the Borrower's budget for the period;

         (c) Annual Financials. As soon as available and in any event not later than 90 days after the end of each fiscal year of the Borrower and its Subsidiaries, the consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such year, and the statements of operations, stockholders' equity, and cash flow of the Borrower and its Subsidiaries, for such fiscal year, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon by Arthur Andersen LLP or another firm of independent certified public accountants of recognized national standing selected by the Borrower and acceptable to the Agent, containing an opinion to the effect that such consolidated financial statements have been prepared in accordance with GAAP consistently applied and present fairly the financial conditions of the Borrower and its Subsidiaries and the result of their operations and that the examination by such accountants in connection with their report upon such financial statements has been made in accordance with generally accepted auditing standards, and that such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, together with a compliance certificate duly executed by the president, chief executive officer, chief financial officer, or the treasurer of the Borrower in substantially the form of the attached Exhibit H;

         (d) Annual Budgets. Promptly and in any event within 30 days after the beginning of each fiscal year, a budget for the Borrower on a consolidated basis and certified by the chief financial officer of the Borrower, including projected Capital Expenditures, together with supporting assumptions, all in reasonable detail and reasonably satisfactory in scope to the Agent;

         (e) Other Reports. Promptly and in any event within 15 days after the sending or filing thereof, copies of all financial statements and reports sent by the Borrower or any Subsidiary to shareholders generally and copies of all debt offering statements, press releases and other statements made available generally by the Borrower or any Subsidiary to the public concerning material developments in the business of the Borrower or any Subsidiary;

         (f) Termination Events. As soon as possible and in any event (i) within 30 days after the Borrower knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after any Responsible Officer of the Borrower knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such Affiliate proposes to take with respect thereto;

         (g) Termination of Plans. Promptly and in any event within two Business Days after the knowledge of any Responsible Officer of the Borrower of receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

         (h) Other ERISA Notices. Promptly and in any event within five Business Days after the knowledge of any Responsible Officer of the Borrower of receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition of withdrawal liability pursuant to Section 4202 of ERISA in an amount that could reasonably be expected to cause a Material Adverse Change;

         (i) Environmental Notices. Promptly upon the knowledge of any Responsible Officer of the Borrower of receipt thereof by the Borrower or any of its Subsidiaries, a copy of any form of notice, summons or citation received from the EPA, or any other Governmental Authority directly engaged in protection of the Environment, concerning (i) material violations or alleged material violations of Environmental Laws, which seeks to impose liability therefor and which, based upon information reasonably available to the Borrower at the time or after such violation, would reasonably be expected to cause a Material Adverse Change, (ii) any action or omission on the part of the Borrower or any of its Subsidiaries in connection with Hazardous Waste or Hazardous Substances which, based upon information reasonably available to the Borrower at the time of such receipt, would reasonably cause a Material Adverse Change, (iii) any notice of potential responsibility under CERCLA, or (iv) concerning the filing of a Lien other than a Permitted Lien upon, against or in connection with the Borrower, its present or former Subsidiaries, or any of their leased or owned material Property, wherever located;

         (j) Material Changes. Prompt written notice of any condition or event of which any Responsible Officer of the Borrower has knowledge, which condition or event has resulted or may reasonably be expected to result in (i) a Material Adverse Change or (ii) a breach of or noncompliance with any term, condition, or covenant of any contract to which the Borrower or any of its Subsidiaries is a party or by which they or their properties may be bound, which breach or noncompliance would reasonably be expected to cause a Material Adverse Change;

         (k) Disputes, etc. Prompt written notice of any claims, litigation, proceedings, or disputes, or to the knowledge of any Responsible Officer of the Borrower threatened, or affecting the Borrower, or any of its Subsidiaries which, if adversely determined, could reasonably be expected to cause a Material Adverse Change; and

         (l) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower, or any of its Subsidiaries, as any Bank through the Agent may from time to time reasonably request.

         Section 5.07. Maintenance of Property. Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain their material owned, leased, or operated property, equipment, buildings and fixtures in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments, and improvements thereto, all as may be reasonably necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (b) not knowingly or willfully permit the commission of waste or other injury, or the occurrence of pollution, contamination or any other condition in, on or about the owned or operated property involving the Environment that would reasonably be expected to cause a Material Adverse Change.

         Section 5.08. New Subsidiaries. Upon the creation of any new Subsidiary or the investment in a venture permitted by this Agreement the Borrower will cause (a) such Subsidiary to execute and deliver to each Bank a Guaranty and such evidence of corporate authority to enter into such Guaranty as the Agent may reasonably request and (b) the stockholder of such new Subsidiary or the owner of the Borrower's interest in the venture to execute a Pledge Agreement pledging 100% of the Borrower and its Subsidiaries' interests in the capital stock or other equity interests of such new Subsidiary and such venture and such evidence of corporate authority to enter into such Pledge Agreement as the Agent may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank.

         Section 5.09. Security. The Borrower agrees that at all times before the termination of this Agreement and the payment in full of the Credit Obligations, the Agent shall have an Acceptable Security Interest in the Collateral to secure the performance and payment of the Credit Obligations.

         Section 5.09. Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs, so that the financial statements of the Borrower may be prepared in accordance with GAAP.


                                   ARTICLE VI

                               NEGATIVE COVENANTS

         So long as any Note, the Swing Note, or any amount under any Credit Document shall remain unpaid, any Letter of Credit remain outstanding, or any Bank shall have any Commitment, the Borrower agrees, unless the Majority Banks otherwise consent in writing, to comply with the following covenants.

         Section 6.01. Debt. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except Permitted Debt.

         Section 6.02. Liens, Etc. The Borrower will not create, assume, incur, or suffer to exist, or permit any of its Subsidiaries to create, assume, incur, or suffer to exist, any Lien on the Property of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or assign any right to receive income, except Permitted Liens.

         Section 6.03. Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Restricted Payment except Restricted Payments made by any of the Borrower's Subsidiaries to the Borrower or by the Borrower to any of its wholly-owned Subsidiaries.

         Section 6.04. Agreements Restricting Liens and Distributions. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into or be party to any agreement (other than a Credit Document) which (a) except with respect to specific property encumbered to secure payment of Debt related to such property, imposes restrictions greater than those under this Agreement upon the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired or (b) limits Restricted Payments to or any advance by any of the Borrower's Subsidiaries to the Borrower.

         Section 6.05. Merger or Consolidation; Asset Sales. The Borrower will not, and will not permit any of its Subsidiaries to:

         (a) merge or consolidate with or into any other Person, except that (i) the Borrower may merge with any of its wholly-owned Subsidiaries, (ii) any of the Borrower's wholly-owned Subsidiaries may merge with another of the Borrower's wholly-owned Subsidiaries, and (iii) a merger used to consummate a Permitted Acquisition may occur, provided that immediately after giving effect to any such proposed transaction no Default would exist and, in the case of any such merger to which a Credit Party is a party, such Credit Party is the surviving corporation or such surviving corporation has assumed such Credit Party' obligations under the Credit Documents in a manner reasonably acceptable to the Agent.

         (b) sell, lease, transfer, or otherwise dispose of any assets other than (i) sales of inventory in the ordinary course of business, (ii) dispositions of assets outside the ordinary course of business to any Person other than a Credit Party for an aggregate consideration (whether in cash, Property, assumption of Debt, or issuance of equity) of $5,000,000.00 or less for each such sale or related series of sales and for which at least 70% of the purchase price received by the Credit Parties is in Dollars and in cash, (iii) dispositions of assets outside the ordinary course of business not otherwise permitted by (ii) above in an aggregate amount for any fiscal year not to exceed $500,000.00, (iv) dispositions of equipment no longer used or useful in the Credit Parties' business, and (v) Permitted Investments.

         Section 6.06. Permitted Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist any loans, advances, or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any Person, except Permitted Investments.

         Section 6.07. Affiliate Transactions. Except as expressly permitted elsewhere in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, make, directly or indirectly: (a) any investment in any Affiliate (other than a wholly-owned Subsidiary of the Borrower) (a "Restricted Affiliate"); (b) any transfer, sale, lease, assignment or other disposal of any assets to any Restricted Affiliate or any purchase or acquisition of assets from any Restricted Affiliate; or (c) any arrangement or other transaction directly or indirectly with or for the benefit of any Restricted Affiliate (including without limitation, guaranties and assumptions of obligations of an Affiliate); provided that the Credit Parties may enter into any arrangement or other transaction with any Restricted Affiliate if the monetary or business consideration arising therefrom would be substantially as advantageous to the Credit Parties as the monetary or business consideration which it would obtain in a comparable arm's length transaction with a Person not a Restricted Affiliate.

         Section 6.08. Compliance with ERISA. The Borrower will not, and will not permit any of its Subsidiaries to, (a) terminate any Plan so as to result in any material (in the opinion of the Majority Banks) liability of the Borrower or any of its Affiliates to the PBGC or (b) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Majority Banks) risk of such a termination by the PBGC of any Plan under Section 4042 of ERISA.

         Section 6.09. Maintenance of Ownership of Subsidiaries. Except for issuances, sales or other dispositions to the Borrower or a wholly-owned Subsidiary of the Borrower, the Borrower will not, and will not permit any of its Subsidiaries to, sell or otherwise dispose of any shares of capital stock of any of the Borrower's Subsidiaries or permit any Subsidiary to issue, sell, or otherwise dispose of any shares of its capital stock or the capital stock of any of the Borrower's Subsidiaries.

         Section 6.10. Fixed Coverage Ratio. The Borrower will not permit the ratio of (a) EBITDA plus Lease Expense to (b) its Fixed Charges as of the end of any fiscal quarter for the four fiscal quarters then ended to be less than 3.25 to 1.0. For the fiscal quarters ending June 30, 1999, September 30, 1999, and December 31, 1999 the foregoing ratio shall be calculated for the one, two, and three fiscal quarter period, respectively, ending on such dates.

         Section 6.11. Leverage Ratio. The Borrower will not permit its Leverage Ratio

         (a) as of the last day of any fiscal quarter ending on or prior to September 30, 1999 to be greater than 3.0 to 1.0 and

         (b) as of the last day of the fiscal quarter ending December 31, 1999 to be greater than 2.5 to 1.0.

         Section 6.12. Minimum Net Worth. The Borrower's Net Worth at any time shall not be less than (i) for the period commencing on the Effective Date and ending June 30, 1999, $55,000,000.00 and (ii) for each fiscal quarter thereafter, (a) $55,000,000.00 plus (B) 75% of the cumulative Net Income for each fiscal quarter beginning with the fiscal quarter beginning July 1, 1999, if Net Income is positive for such quarter, but without reductions for fiscal quarters during which Net Income is negative plus (C) 85% of the Net Cash Proceeds from the sale of capital stock, warrants, or options to purchase capital stock or other equity interests, and other equity interests of Borrower or any Credit Party since the Effective Date plus (D) 85% of any increase in Net Worth from the conversion of any Debt to equity, without duplication of the preceding clause (C), the issuance of any capital stock, warrants, or options to purchase capital stock or other equity interest, and other equity interests, and any other transaction the effect of which is to increase the Borrower's Net Worth.

         Section 6.13. Capital Expenditures. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Capital Expenditure (other than Capital Expenditures that are part of a Permitted Acquisition) which when aggregated with all other Capital Expenditures (other than Capital Expenditures that are part of a Permitted Acquisition) during any fiscal year would exceed $10,000,000.00.

                                   ARTICLE VII

                              DEFAULT AND REMEDIES

         Section 7.01. Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under any Credit Document:

         (a) Payment. The Borrower shall fail to (i) pay any principal of any Note, the Swing Note or any Reimbursement Obligation when due or (ii) pay any interest on any Note or the Swing Note, or any fee or other amount payable hereunder or under any other Credit Document within three Business Days of when the same becomes due and payable;

         (b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower in this Agreement or in any other Credit Document, (ii) by the Borrower (or any of its officers) in connection with this Agreement or any other Credit Document, or (iii) by any Subsidiary in any Credit Document shall prove to have been incorrect in any material respect when made or deemed to be made;

         (c) Covenant Breaches. (i) The Borrower shall (a) fail to perform or observe any covenant contained in Article VI of this Agreement or (B) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Credit Document which is not covered by clause (i)(a) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 10 Business Days after the earlier of (1) written notice of such default shall have been given to the Borrower by the Agent or any Bank, or (2) a Responsible Officer of the Borrower's actual knowledge of such default or (ii) any Credit Party shall fail to perform or observe any covenant made by it in any Credit Document to which it is a party and such failure shall remain unremedied for 10 Business Days after the earlier of (a) written notice of such default shall have been given to the Borrower by the Agent or any Bank, or (B) a Responsible Officer of the Borrower's actual knowledge of such default;

         (d) Cross-Defaults. (i) The Borrower or any Credit Party shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $1,000,000.00 individually or when aggregated with all such Debt of the Borrower or the Credit Parties so in default (but excluding Debt evidenced by the Notes and the Swing Note) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $1,000,000.00 individually or when aggregated with all such Debt of the Credit Parties so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or prepayments contractually required from proceeds received upon the sale of any Property);

         (e) Insolvency. The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower or any such Subsidiary, either such proceeding shall remain undismissed for a period of 30 days or any of the actions sought in such proceeding shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);

         (f) Judgments. Any judgment or order for the payment of money in excess of $1,000,000.00 (reduced for purposes of this paragraph for the amount in respect of such judgment or order that a reputable insurer has acknowledged as being payable under any valid and enforceable insurance policy) shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

         (g) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Agent, (i) such Termination Event shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a substantive employer and (ii) the then present value of such Plan's vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $1,000,000.00 (or in the case of a Termination Event involving the withdrawal of a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount);

         (h) Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such

Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $1,000,000.00;

         (i) Guaranties. Any Guaranty shall at any time and for any reason other than according to its terms cease to be in full force and effect or shall be contested by any party thereto; or any Guarantor shall deny it has any liability or obligation under its Guaranty;

         (j) Security Documents. Any Security Document shall at any time and for any reason cease to create the Lien on the property purported to be subject to such agreement in accordance with the terms of such agreement and, if such deficiency can be cured, such Credit Party has failed to cure such deficiency after demand by the Agent, or cease to be in full force and effect, or shall be contested by any Credit Party which is a party thereto; or

         (k) Change in Control. A Change in Control shall occur.

         Section 7.02. Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event,

         (a) the Agent (i) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the obligation of each Bank to make Advances and the obligation of the Issuing Bank to issue, increase, or extend Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the Notes and the Swing Note, all interest thereon, the Reimbursement Obligations, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes and the Swing Note, all such interest, all such Reimbursement Obligations and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower;

         (b) the Borrower shall, on demand of the Agent at the request or with the consent of the Majority Banks, deposit with the Agent into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Obligations to the extent the Reimbursement Obligations are not otherwise paid at such time; and

         (c) the Agent shall at the request of, or may with the consent of, the Majority Banks proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document for the ratable benefit of the Banks by appropriate proceedings.

Section 7.03. Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur,

         (a) the obligation of each Bank to make Advances and the obligation of the Issuing Bank to issue, increase, or extend Letters of Credit shall immediately and automatically be terminated and the Notes, the Swing Note, all interest on the Notes and the Swing Note, all Reimbursement Obligations, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower;

         (b) the Borrower shall deposit with the Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Reimbursement Obligations are not otherwise paid at such time; and

         (c) the Agent shall at the request of, or may with the consent of, the Majority Banks proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document for the ratable benefit of the Banks by appropriate proceedings.

         Section 7.04.     Cash Collateral Account.

         (a) Pledge. The Borrower hereby pledges, and grants to the Agent for the benefit of the Banks, a security interest in all funds held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of the Obligations, including all Reimbursement Obligations owing to the Issuing Bank or any other Bank due and to become due from the Borrower to the Issuing Bank or any other Bank under this Agreement in connection with the Letters of Credit. Nothing in this Section 7.04, however, shall either obligate the Agent to require any funds to be deposited in the Cash Collateral Account or limit the right of the Agent, which it may exercise at any time and from time to time, to release to the Borrower any funds held in the Cash Collateral Account pursuant to the other provisions of this Section 7.04.

         (b) Application against Reimbursement Obligations; Release of Funds. The Agent may, at any time or from time to time apply funds then held in the Cash Collateral Account to the payment of any Reimbursement Obligations owing to the Issuing Bank, in such order as the Agent may elect, as shall have become or shall become due and payable by the Borrower to the Issuing Bank under this Agreement in connection with the Letters of Credit. So long as no Event of Default referred to in paragraph (a) or (e) of Section 7.01 shall have occurred and be continuing, the Agent will release to the Borrower at the Borrower's written request funds held in the Cash Collateral Account in an amount up to but not exceeding the excess, if any (immediately prior to the release of any such funds), of (i) the total amount of funds held in the Cash Collateral Account over (ii) the Letter of Credit Exposure.

         (c) Duty of Care. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

         Section 7.05. Non-exclusivity of Remedies. No remedy conferred upon the Agent is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

         Section 7.06. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Bank (and each of its affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding deposits that such Bank knows or, with reasonable inquiry should know, are held by the Borrower in a fiduciary capacity for the benefit of others) at any time held and other indebtedness at any time owing by such Bank (or any of its affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Bank, irrespective of whether such Bank shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Bank agrees promptly to notify the Borrower after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Bank may have.

         Section 7.07. Application of Payments. Prior to an Event of Default, all payments made hereunder shall be applied as directed by the Borrower, but such payments are subject to the terms of this Agreement, including the application of prepayments according to Section 2.07. During the existence of an Event of Default, all payments and collections shall be applied to the Credit Obligations in accordance with Section 2.10 first to any reimbursements and indemnifications due to the Banks, then ratably to any accrued and unpaid interest and fees due to the Banks, then to the outstanding principal balance of the Swing Loans, then ratably to the outstanding principal balance of the Advances and the Reimbursement Obligations.


                                  ARTICLE VIII

                         THE AGENT AND THE ISSUING BANK

         Section 8.01. Appointment, Powers, and Immunities. Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent under this Agreement and the other Credit Documents with such powers and discretion as are specifically delegated to the Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in Section 8.05 and the first sentence of Section 8.06 shall include its affiliates and its own and its affiliates' officers, directors, employees, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Bank; (b) shall not be responsible to the Banks for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Credit Document or any certificate or other document referred to or provided for in, or received by any of them under, any Credit Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Credit Document, or any other document referred to or provided for therein or for any failure by any Credit Party or any other Person to perform any of its obligations thereunder; (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Credit Party or the satisfaction of any condition or to inspect the property (including the books and records) of any Credit Party or any of its Subsidiaries or affiliates; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Credit Document; and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Credit Document, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

         Section 8.02. Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telecopy) reasonably believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Credit Party), independent accountants, and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes of this Agreement unless and until the Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 9.06. As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding on all of the Banks; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to any Credit Document or applicable law or unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking any such action.

         Section 8.03. Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received written notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Banks. The Agent shall (subject to Section 8.02) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Majority Banks, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks.

         Section 8.04. Rights as Bank. With respect to its Commitment and the Advances made by it, NationsBank (and any successor acting as Agent) in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. NationsBank (and any successor acting as Agent) and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Credit Party or any of its Subsidiaries or affiliates as if it were not acting as Agent, and NationsBank (and any successor acting as Agent) and its affiliates may accept fees and other consideration from any Credit Party or any of its Subsidiaries or affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

         Section 8.05. Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed under Section 9.07, but without limiting the obligations of the Borrower under such Section) ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including by any Bank) in any way relating to or arising out of any Credit Document or the transactions contemplated thereby or any action taken or omitted by the Agent under any Credit Document (including any of the foregoing arising from the negligence of the Agent); provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any costs or expenses payable by the Borrower under Section 9.04, to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Borrower; provided, however that upon recovery of any or all of such costs and expenses by the Agent from the Borrower, the Agent shall remit to each Bank its ratable share of such amounts so recovered. The agreements contained in this Section shall survive payment in full of the Advances and all other amounts payable under this Agreement.

         Section 8.06. Non-Reliance on Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Credit Parties and their Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or affiliates that may come into the possession of the Agent or any of its affiliates.

         Section 8.07. Resignation of Agent and Issuing Bank. The Agent and the Issuing Bank may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent or Issuing Bank (in each case, so long as no Default has occurred and is continuing, subject to the consent of the Borrower which shall not be unreasonably withheld). If no successor Agent or Issuing Bank shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Agent's or Issuing Bank's giving of notice of resignation, then the retiring Agent or Issuing Bank may, on behalf of the Banks, appoint a successor Agent or Issuing Bank (in each case, so long as no Default has occurred and is continuing, subject to the consent of the Borrower which shall not be unreasonably withheld) which shall be an Eligible Assignee and, in the case of the Issuing Bank, a Bank. Upon the acceptance of any appointment as Agent or Issuing Bank hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent or Issuing Bank, and the retiring Agent or Issuing Bank shall be discharged from its duties and obligations hereunder and under the other Credit Documents, except that the retiring Issuing Bank shall remain the Issuing Bank with respect to any Letters of Credit issued by it and outstanding on the effective date of its resignation and the provisions affecting the Issuing Bank with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Bank until the termination of all such Letters of Credit. After any retiring Agent's or Issuing Bank's resignation hereunder as Agent or Issuing Bank, the provisions of this
Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent or Issuing Bank.


                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrower or any other Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks and the Borrower, do any of the following:
(a) waive any of the conditions specified in Section 3.01 or 3.02, (b) increase the Commitments of the Banks, (c) reduce the principal of, or interest on, the Notes or the Swing Note or any fees or other amounts payable hereunder or under any other Credit Document, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or the Swing Note or any fees or other amounts payable hereunder, (e) change the number of Banks which shall be required for the Banks or any of them to take any action hereunder or under any other Credit Document, (f) amend Section 2.12 or this Section 9.01, (g) release any Collateral or any Credit Party from its obligations under any Credit Document to which it is a party, except pursuant to the terms of the applicable Credit Document; or (h) amend the definition of "Majority Banks"; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent or the Issuing Bank in addition to the Banks required above to take such action, affect the rights or duties of the Agent or the Issuing Bank, as the case may be, under this Agreement or any other Credit Document.

         Section 9.02. Notices, Etc. All notices and other communications shall be in writing (including telecopy or telex) and mailed, telecopied, telexed, hand delivered or delivered by a nationally recognized overnight courier, if to the Borrower or to a Guarantor, at the Borrower's address at 545 E. John Carpenter Freeway, Suite 1570, Irving, Texas 75062, Attention: Mr. Danny Phillips (telecopy: (972) 830-6196; telephone: (972) 830-6199); if to any Bank, at its Applicable Lending Office specified opposite its name on Schedule 1.01(a); if to the Agent or the Issuing Bank, at its address at 700 Louisiana, 8th floor, Houston, Texas 77002, Attention: Mr. Larry Gordon, Vice President (telecopy: (713) 247-6719; telephone: (713) 247-6619); and if a Notice of
Borrowing, a Notice of Swing Loan Request or Prepayment, or a Notice of Conversion or Continuation, to the Agent at the Applicable Lending Office for the Agent specified opposite its name on Schedule 1.01(a), or, as to each party, at such other address or teletransmission number as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telexed, hand-delivered, or delivered by overnight courier, be effective three days after deposited in the mails, when telecopy transmission is completed, when confirmed by telex answer-back or when delivered, respectively, except that notices and communications to the Agent pursuant to Article II or VIII shall not be effective until received by the Agent.

         Section 9.03. No Waiver; Remedies. No failure on the part of any Bank, the Agent, or the Issuing Bank to exercise, and no delay in exercising, any right hereunder or under any Note or the Swing Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

         Section 9.04. Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the syndication, preparation, execution, delivery, administration, modification, and amendment of this Agreement, the other Credit Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agent (including the cost of internal counsel) with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Credit Documents. The Borrower further agrees to pay on demand all costs and expenses of the Agent, the Issuing Bank and the Banks, if any (including, without limitation, reasonable attorneys' fees and expenses and the cost of internal counsel), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Credit Documents and the other documents to be delivered hereunder. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 9.04 shall survive the payment in full of the Advances and all other amounts payable under this Agreement.

         Section 9.05. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent, and when the Agent shall have, as to each Bank, either received a counterpart of this Agreement executed by such Bank or been notified by such Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, the Issuing Bank, and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Bank.

         Section 9.06.     Bank Assignments and Participations.

         (a) Assignments. Each Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Advances, its Note, and its Commitment); provided, however, that

               (i) each such assignment shall be to an Eligible Assignee;

              (ii) except in the case of an assignment to another Bank or an assignment of all of a Bank's rights and obligations under this Agreement, any such partial assignment shall be in an amount equal to at least $5,000,000.00 and in integral multiples of $1,000,000.00 in excess thereof;

             (iii) each such assignment by a Bank shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement and the Notes (other than rights of reimbursement and indemnity arising before the effective date of such assignment) and shall be of an equal pro rata share of the Assignor's interest in the Revolving Credit Advances, Letter of Credit Exposure, and Commitments; and

              (iv) the parties to such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance in the form of the attached Exhibit A, together with any Note subject to such assignment and a processing fee of $3,500.

Upon execution, delivery, and acceptance of such Assignment and Acceptance and payment of the processing fee, the assignee thereunder shall be a party to this Agreement and, to the extent of such assignment, have the obligations, rights, and benefits of a Bank hereunder and the assigning Bank shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section, the assignor, the Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 2.11.

         (b) The Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Advances owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

         (c) Procedures. Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

         (d) Participations. Each Bank may sell participations to one or more Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and its Advances); provided, however, that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties to this Agreement for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in
Section 2.09 and the right of set-off contained in Section 7.06, and (iv) the Borrower shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and such Bank shall retain the sole right to enforce the obligations of the Borrower relating to its Advances and its Note and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Advances or Note, extending any scheduled principal payment date or date fixed for the payment of interest on such Advances or Note, or extending its Commitment).

         (e) Federal Reserve Bank. Notwithstanding any other provision set forth in this Agreement, any Bank may at any time assign and pledge all or any portion of its Advances and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations hereunder.

         (f) Confidentiality. Any Bank may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 9.08.

         Section 9.07. INDEMNIFICATION. THE BORROWER AGREES TO INDEMNIFY AND HOLD HARMLESS THE AGENT, THE ISSUING BANK, THE ARRANGER, AND EACH BANK AND EACH OF THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ADVISORS (EACH AN "INDEMNIFIED PARTY") FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, (A) REASONABLE ATTORNEYS' FEES, INCLUDING THE ALLOCATED COST OF INTERNAL COUNSEL, AND (B) SETTLEMENT COSTS) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNIFIED PARTY, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) THE CREDIT DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE ADVANCES (INCLUDING ANY OF THE FOREGOING ARISING FROM THE NEGLIGENCE OF THE INDEMNIFIED PARTY), EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE IS FOUND IN A FINAL ORDER OR JUDGMENT BY A COURT OF COMPETENT JURISDICTION OR OTHER TRIBUNAL OR ARBITRATION PANEL (OR, IF SUCH FINAL ORDER OR JUDGMENT IS LATER REVERSED, BY A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION) OR BY AGREEMENT TO HAVE (A) RESULTED PRIMARILY FROM AN INDEMNIFIED PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR (B) ARISEN OUT OF

A CLAIM AMONG INDEMNIFIED PARTIES AND THEIR STOCKHOLDERS. IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS
SECTION 9.07 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY THE BORROWER, ITS DIRECTORS, SHAREHOLDERS OR CREDITORS OR AN INDEMNIFIED PARTY OR ANY OTHER PERSON OR ANY INDEMNIFIED PARTY IS OTHERWISE A PARTY THERETO AND WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED. EACH PARTY TO THIS AGREEMENT AGREES NOT TO ASSERT ANY CLAIM AGAINST THE BORROWER OR ANY OF ITS SUBSIDIARIES, THE AGENT, THE ISSUING BANK, THE ARRANGER, ANY BANK, ANY OF THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, AGENTS, AND ADVISERS, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO THE CREDIT DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE ADVANCES.

         Section 9.08. Confidentiality. The Agent and each Bank (each, a "Lending Party") agrees to keep confidential any information furnished or made available to it by or on behalf of the Borrower or any of its Subsidiaries pursuant to this Agreement that is marked confidential; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or affiliate of any Lending Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority,
(f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (g) in connection with any litigation to which such Lending Party or any of its affiliates may be a party, (h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document, and (i) subject to provisions substantially similar to those contained in this Section, to any actual or proposed participant or assignee.

         Section 9.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         Section 9.10. Survival of Representations, etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the

Advances and any investigation made by or on behalf of the Banks, none of which investigations shall diminish any Bank's right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.08, 2.09, 2.11(c), 9.04 and 9.07 and of the Agent and the Banks provided for in
Section 9.08 (but only for one year after repayment in full of the Obligations) shall survive any termination of this Agreement and repayment in full of the Obligations.

         Section 9.11. Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

         Section 9.12. Business Loans. The Borrower warrants and represents that the Loans evidenced by the Notes are and shall be for business, commercial, investment or other similar purposes and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One ("Chapter One") of the Texas Credit Code. At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the "indicated rate ceiling" (as such term is defined in Chapter One) from time to time in effect.

         Section 9.13. Usury Not Intended. It is the intent of the Borrower and each Bank in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances and Swing Loans of each Bank including such applicable laws of the State of Texas, if any, and the United States of America from time to time in effect. In furtherance thereof, the Banks and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement "interest" shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Bank receiving same shall credit the same on the principal of its Notes (or if such Notes shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Notes are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Banks shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

         Section 9.14. Governing Law. This Agreement and the other Credit Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

         Section 9.15. Waiver of Jury. EACH OF THE BORROWER, THE OTHER CREDIT PARTIES, THE BANKS, THE AGENT, AND THE ISSUING BANK HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

         PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, A LOAN AGREEMENT IN WHICH THE AMOUNT INVOLVED IN THE LOAN AGREEMENT EXCEEDS $50,000.00 IN VALUE IS NOT ENFORCEABLE UNLESS THE LOAN AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY'S AUTHORIZED REPRESENTATIVE.

         THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM THE WRITTEN LOAN AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE LOAN AGREEMENT. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES (AND SUPERSEDE THE COMMITMENT LETTER DATED MAY 3, 1999) AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

         EXECUTED as of the day first above written.

                                            BORROWER:

                                            ADVANCE PARADIGM, INC.


                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                                            AGENT:

                                            NATIONSBANK, N.A.


                                            By:
                                                --------------------------------
                                                     Lawrence J. Gordon
                                                     Vice President


                                            BANKS:

COMMITMENT                                  NATIONSBANK, N.A.
$30,000,000.00

                                            By:
                                                --------------------------------
                                                     Lawrence J. Gordon
                                                     Vice President

COMMITMENT                                  BANK ONE, TEXAS, N.A.
$30,000,000.00

                                            By:
                                                --------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------


COMMITMENT                                  CHASE BANK OF TEXAS,
$15,000,000.00                                 NATIONAL ASSOCIATION


                                            By:
                                                --------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                  ------------------------------